UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
 the Securities Exchange Act of 1934 (Amendment No.          )

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NU SKIN ENTERPRISES, INC.
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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS OF

NU SKIN ENTERPRISES, INC.
June 23, 2015

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the "Annual Meeting") of Nu Skin Enterprises, Inc., a Delaware corporation, will be held at 8:00 a.m., Mountain Daylight Time, on June 23, 2015, at our corporate offices, 75 West Center Street, Provo, Utah 84601, for the following purposes, which are more fully described in the Proxy Statement:
1.	To elect the eight directors named in the Proxy Statement;
2.             To hold an advisory vote to approve our executive compensation;
3.	To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2015; and
4.	To transact such other business as may properly come before the Annual Meeting.

The Board of Directors has fixed the close of business on April 27, 2015, as the record date for determining the stockholders entitled to receive notice of and to vote at the Annual Meeting or any adjournment or postponement thereof.
You are cordially invited to attend the Annual Meeting in person. However, to ensure your representation at the Annual Meeting, please mark, sign, date and return the accompanying proxy as promptly as possible in the enclosed postage‑prepaid envelope. If you attend the Annual Meeting, you may, if you wish, withdraw your proxy and vote in person.
Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on June 23, 2015: The proxy statement and annual report to stockholders are available at materials.proxyvote.com/67018T.

By Order of the Board of Directors,

STEVEN J. LUND
Chairman of the Board
Provo, Utah, May 13, 2015

PROXY STATEMENT
NU SKIN ENTERPRISES, INC.
ANNUAL MEETING OF STOCKHOLDERS
 TO BE HELD ON JUNE 23, 2015

SOLICITATION OF PROXIES
The accompanying proxy is solicited on behalf of the Board of Directors of Nu Skin Enterprises, Inc. ("Nu Skin," "we," "us," or "the company") for use at the Annual Meeting of Stockholders (the "Annual Meeting") at our corporate offices, 75 West Center Street, Provo, Utah 84601, on June 23, 2015, at 8:00 a.m., Mountain Daylight Time, and at any adjournment or postponement thereof, for the following purposes, which are more fully described in this Proxy Statement:
1.	To elect the eight directors named in the Proxy Statement;
2.             To hold an advisory vote to approve our executive compensation;
3.	To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2015; and
4.	To transact such other business as may properly come before the Annual Meeting.

All shares represented by each properly executed, unrevoked proxy received in time for the Annual Meeting will be voted as directed by the stockholder. In the absence of specific instructions, proxies will be voted in accordance with the Board of Directors' recommendations "FOR" the election of each director nominee, "FOR" Proposal 2 and "FOR" Proposal 3. Although it is anticipated that each nominee will be able to serve as a director, should any nominee become unavailable to serve, proxies will be voted for such other person or persons as may be designated by the Board of Directors. If any other matters properly come before the Annual Meeting, including, among other things, consideration of a motion to adjourn the Annual Meeting to another time or place, the persons named in the accompanying proxy will vote on such matters in accordance with their best judgment.
This proxy statement and form of proxy are first being sent or given to our stockholders on or about May 13, 2015. We will bear the cost of solicitation of proxies. Expenses include reimbursements paid to brokerage firms and others for their expenses incurred in forwarding solicitation material regarding the Annual Meeting to beneficial owners of our voting stock. Our regular employees may further solicit proxies by telephone, by mail, in person or by electronic communication and will not receive additional compensation for such solicitation.
Any proxy duly given pursuant to this solicitation may be revoked by the person or entity giving it at any time before it is voted by delivering a written notice of revocation to our Corporate Secretary, by executing a later‑dated proxy and delivering it to our Corporate Secretary, or by attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute a revocation of the proxy). If you hold shares through a broker, bank or other nominee, you must follow the instructions of your broker, bank or other nominee to change or revoke your voting instructions, and if you wish to vote in person at the Annual Meeting you will be required to present a legal proxy from your broker, bank or other nominee. Directions to our Annual Meeting may be obtained by calling (801) 345-1000.

OUTSTANDING SHARES AND VOTING RIGHTS
Only stockholders of record at the close of business on April 27, 2015 are entitled to vote at the Annual Meeting. As of this record date, approximately 58,630,491 shares of our Class A Common Stock were issued and outstanding. Each outstanding share of Class A Common Stock will be entitled to one vote on each matter submitted to a vote of the stockholders at the Annual Meeting.
In order to constitute a quorum for the conduct of business at the Annual Meeting, a majority of the issued and outstanding shares of the Class A Common Stock entitled to vote at the Annual Meeting must be represented, either in person or by proxy, at the Annual Meeting. Under Delaware law, shares represented by proxies that reflect abstentions or "broker non‑votes" (which are shares held by a broker or nominee that are represented at the Annual Meeting, but with respect to which such broker or nominee is not empowered to vote on a particular proposal) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum. However, broker non‑votes will not be voted on proposals on which your broker or other nominee does not have discretionary authority to vote under the rules of the New York Stock Exchange (the "NYSE"), including Proposals 1 and 2.
In February 2015, our Board of Directors amended our Bylaws and Corporate Governance Guidelines to require director nominees to be elected by a majority of the votes cast in an uncontested election, such as at the 2015 Annual Meeting. Prior to the February 2015 amendment, a plurality voting standard applied to all director elections. Under the majority-of-the-votes-cast standard, a nominee must receive more "for" votes than "against" votes to be elected as a director. Shares not represented in person or by proxy at the Annual Meeting, abstentions and broker non-votes are not considered as votes cast and will have no effect on the election of directors. If an incumbent director does not receive the required majority, the director shall resign pursuant to an irrevocable resignation that was required to be tendered prior to his or her nomination and effective upon (i) such person failing to receive the required majority vote and (ii) the Board's acceptance of such resignation. Within 90 days after the date of the certification of the election results, the Board will determine whether to accept or reject the resignation or whether other action should be taken, and the Board will publicly disclose its decision.
Approval of Proposals 2 and 3 will require the affirmative vote of a majority of the votes cast affirmatively or negatively. Shares not represented in person or by proxy at the Annual Meeting, abstentions and broker non-votes will have no effect on the approval of Proposals 2 and 3. Proposal 2 is a stockholder advisory vote and will not be binding on the Board.

PROPOSAL 1:
 ELECTION OF DIRECTORS
Directors are elected at each annual meeting of stockholders and hold office until their successors are duly elected and qualified at the next annual meeting of stockholders or until their earlier death, resignation or removal. Our Bylaws provide that the Board of Directors will consist of a minimum of three and a maximum of fifteen directors, with the number being designated by the Board. The current number of authorized directors is eight.
Each of our current directors was previously elected to his or her present term of office by our stockholders. Each of the nominees is currently a director of our company except for Edwina D. Woodbury. Ms. Woodbury was recommended by Thomas R. Pisano, one of our independent directors.
Patricia A. Negrón has elected to retire from the Board and will not stand for reelection. Our Board extends gratitude to Ms. Negrón for her ten years of service to Nu Skin. As a result of Ms. Negrón's retirement, and assuming the election of all director nominees, the size of the Board will remain at eight.
THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR EACH OF THE EIGHT NOMINEES TO OUR BOARD OF DIRECTORS.
Set forth below are the name, age as of April 1, 2015, business experience and other qualifications of each of our director nominees, listed in alphabetical order.
Nevin N. Andersen, 74, has served as a director of our company since 2008. Mr. Andersen is currently retired. Mr. Andersen previously served in various positions, including Senior Vice President and Chief Financial Officer, Vice President and Corporate Controller, and Director of Internal Audit, at Shaklee Corporation, a direct selling company, from 1979 to 2003, when he retired. He was asked to return to Shaklee Corporation for a period of time to serve as the Interim Chief Financial Officer and to help in the transition with a new Chief Financial Officer, which role he fulfilled from 2005 to 2008. Prior to initially working at Shaklee Corporation in 1979, he worked for Price Waterhouse & Co. and served as an officer in the U.S. Army Finance Corps. He received M.Acc. and B.S. degrees from Brigham Young University.
Mr. Andersen is an experienced financial professional. His ten years as a CPA with Price Waterhouse provided him with valuable experience in the areas of audit, internal control and financial reporting, and his more than 25 years with Shaklee Corporation added to that knowledge and expertise by allowing him to focus on those issues directly related to the operations of a public company in the direct selling industry. Mr. Andersen's areas of expertise include corporate strategy, risk management, succession planning, executive compensation, stockholder communication and regulatory compliance.
Daniel W. Campbell, 60, has served as a director of our company since 1997 and currently serves as our Lead Independent Director. Mr. Campbell has been a Managing General Partner of EsNet, Ltd., a privately held investment company, since 1994. He has served on the Utah State Board of Regents for Higher Education since 2010. From 1992 to 1994, Mr. Campbell was the Senior Vice President and Chief Financial Officer of WordPerfect Corporation, a software company, and prior to that was a partner of Price Waterhouse LLP. He received a B.S. degree from Brigham Young University.
Mr. Campbell is a recognized business leader with expertise in the areas of finance, accounting, transactions, corporate governance and management. In addition, through his experience as a partner of an international accounting firm, and later as Chief Financial Officer of a large technology company, Mr. Campbell has developed deep insight into the management, operations, finances and governance of public companies.

M. Truman Hunt, 56, has served as our President and Chief Executive Officer and as a director of our company since 2003. Mr. Hunt joined our company in 1994 and has served in various positions, including Vice President and General Counsel from 1996 to 2003 and Executive Vice President from 2001 until 2003. Mr. Hunt is also a trustee of the Nu Skin Force for Good Foundation, a charitable organization that our company established in 1996 to help encourage and drive the philanthropic efforts of our company, its employees, its sales force and its customers to enrich the lives of others. He received a B.S. degree from Brigham Young University and a J.D. degree from the University of Utah.
As our President and Chief Executive Officer for the past 11 years, Mr. Hunt has developed a deep understanding of our business globally. Mr. Hunt's leadership has been integral to the success of several of our key initiatives in recent years. Mr. Hunt is also recognized as a leader in the direct selling industry and has served in a variety of industry trade association leadership roles, including his current service as Chairman of the United States Direct Selling Association and his previous service as Chairman of the World Federation of Direct Selling Associations from 2005 to 2008.
Andrew D. Lipman, 63, has served as a director of our company since 1999. Mr. Lipman is a partner and head of the Telecommunications, Media and Technology Group at Morgan, Lewis & Bockius LLP, an international law firm that he joined in 2014. He previously held similar positions with Bingham McCutchen LLP from 2006 to 2014 and Swidler Berlin, LLP from 1988 to 2006. From 2007 to 2013, Mr. Lipman served as a member of the board of directors of Sutron Corporation, a provider of hydrological and meteorological monitoring products. From 2000 to 2014, Mr. Lipman served as a member of the board of directors of The Management Network Group, Inc., a telecommunications related consulting firm. He received a B.A. degree from the University of Rochester and a J.D. degree from Stanford Law School.
Mr. Lipman is a highly experienced senior lawyer and business advisor with over 35 years of experience dealing with international regulatory, technology and marketing issues in multiple countries. In addition, he has extensive experience in corporate governance and related legal and transactional issues. Mr. Lipman has worked closely with dozens of public companies, including service on the boards of a variety of companies in several industries. His experience also includes managing and implementing strategic initiatives and launching new products and markets globally in competitive industries.
Steven J. Lund, 61, has served as the Chairman of the Board since 2012. Mr. Lund previously served as Vice Chairman of the Board from 2006 to 2012. Mr. Lund served as President, Chief Executive Officer and a director of our company from 1996, when our company went public, until 2003, when he took a three-year leave of absence. Mr. Lund was a founding stockholder of our company. Mr. Lund is a trustee of the Force for Good Foundation, a charitable organization that our company established in 1996 to help encourage and drive the philanthropic efforts of our company, its employees, its sales force and its customers to enrich the lives of others. Mr. Lund worked as an attorney in private practice prior to joining our company as Vice President and General Counsel. He received a B.A. degree from Brigham Young University and a J.D. degree from Brigham Young University's J. Reuben Clark Law School.
Mr. Lund brings to the Board over 25 years of company and industry knowledge and experience as a senior executive, including service as our General Counsel, Executive Vice President, and President and Chief Executive Officer. He has played an integral role in managing our growth from start-up through his term as President and Chief Executive Officer from 1996 to 2003. Mr. Lund also served on the executive board of the United States Direct Selling Association. A respected business and community leader, he currently serves as chairman of the board of trustees of Utah Valley University.

Neil H. Offen, 70, has served as a director of our company since 2011. Mr. Offen previously served as President and Chief Executive Officer of the United States Direct Selling Association from 1978 through 2011, when he retired. In addition, he served as secretary of the World Federation of Direct Selling Associations from 1978 to 2012 and as vice chairman of the Direct Selling Education Foundation from 1990 to 2011. Before joining the Direct Selling Association as a staff attorney in 1971, Mr. Offen was legislative and administrative assistant to a United States Congressman and, prior to that, served with the U.S. Department of State's Agency for International Development. Mr. Offen has published both legal and non-legal articles, has lectured on a variety of topics at numerous universities and is recognized as a Governance Fellow by the National Association of Corporate Directors. Mr. Offen received a B.A. from Queens College and a J.D. degree from George Washington University. He is a member of the Bar of the District of Columbia.
With over 40 years of service and leadership in the direct selling industry, Mr. Offen has an extensive understanding of the opportunities and challenges of our industry. In addition, Mr. Offen has developed relationships with many other leaders both inside and outside our industry. Mr. Offen serves on the board of directors and the Finance, Audit and Governance Committee of Christel House International and previously served on the Advisory Board of Queens College. Mr. Offen has also served as vice chair of the board of directors of the Inter-American Foundation, on the board of trustees of the Hudson Institute and the boards of directors of the U.S. Chamber of Commerce Foundation, the Council of Better Business Bureaus, the National Retail Federation, the Small Business Legislative Council, the Ethics Resource Center, the American Society of Association Executives and co-chaired the Democratic Business Council.
Thomas R. Pisano, 70, has served as a director of our company since 2008. He served as Chief Executive Officer and a director of Overseas Military Sales Corp., a marketer of motor vehicles, from 2005 until his retirement in 2010. From 1998 to 2004, he served as the Chief Operating Officer and a director of Overseas Military Sales Corp. From 1995 to 1997, he served as Vice President, Head of the International Division, for The Topps Company, Inc., a sports publications and confectionery products company. Prior to that, he served in various positions, including Vice President, Global New Business Development, for Avon Products, Inc., a direct seller of personal care products, from 1969 to 1994. He received a B.S. from the Georgia Institute of Technology and an M.B.A. from Dartmouth College.
Mr. Pisano is an experienced senior executive who is an expert in the direct selling, personal care, beauty products and other consumer goods industries. During his 25-year career at Avon Products, Inc., he was responsible for global new business development, which included new geographic market openings and launching new product lines globally. He was also responsible for the operation of international businesses in Latin America, Europe and Asia. During his international business career at Avon, Topps and OMSC he traveled to and conducted business in 50 countries.
Edwina D. Woodbury, 63, has been President and Chief Executive Officer of The Chapel Hill Press, Inc., a publishing services company, since 1999. Ms. Woodbury has over 20 years of experience in the direct selling and personal care products industries, having served at Avon Products, Inc. as Chief Financial Officer and in other finance and operations positions from 1977 to 1998. Since 1997, Ms. Woodbury has served as a member of the board of directors of RadioShack Corporation, a retail consumer electronics company. From to 2005 to 2010, Ms. Woodbury also served as a member of the board of directors of R.H. Donnelley Corporation, a publishing and marketing company, and from 2000 to 2005, she served as a director of Click Commerce, Inc., a research solutions company. In addition, since 2009, Ms. Woodbury has served on the board of directors at the nonprofit Medical Foundation of North Carolina. She received a B.S.B.A from the University of North Carolina.

In selecting Ms. Woodbury as a nominee for election as a director, our Board considered her extensive experience and understanding of our industry. While serving in various roles of increasing responsibility during her 21 years at Avon Products, Inc., she gained an in-depth understanding of the financial and internal control-related issues associated with global companies in our industry. The Board also considered her experience on other boards.
We are not aware of any family relationships among any of our directors, director nominees or executive officers. Our Certificate of Incorporation contains provisions eliminating or limiting the personal liability of directors for violations of a director's fiduciary duty to the extent permitted by the Delaware General Corporation Law.

CORPORATE GOVERNANCE
Corporate Governance Highlights
The following are some highlights of our corporate governance practices and policies:
Board of Directors Independence and Committee Structure
•	Separate Chairman of the Board and Chief Executive Officer. The positions of Chairman of the Board and Chief Executive Officer are filled by Mr. Lund and Mr. Hunt, respectively.
•	Lead Independent Director. Our independent directors have designated Mr. Campbell as Lead Independent Director.
•	Limitation on management directors. All of our directors are independent of the company and management except for Mr. Lund, who is one of our company's founders, and Mr. Hunt.
•	Meetings of independent directors. All independent directors meet regularly in executive session. Mr. Campbell, the Lead Independent Director, chairs these sessions.
•	Independent committees. Only independent directors serve on our Audit, Executive Compensation, and Nominating and Corporate Governance Committees.
•	Annual Board and committee performance evaluations. The performance of the Board and each Board committee is evaluated at least annually.
Election of Directors
•	Annual election of directors. All of our directors are elected annually; we do not have a staggered board.
•	Majority voting in uncontested director elections. Our Bylaws provide that director nominees must be elected by a majority of the votes cast in uncontested elections.
Stock-Related Matters
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Stock ownership requirements. We have stock ownership requirements that apply to our directors and executive officers, designed to align directors' and executive officers' interests with those of stockholders. For a description of these requirements, see "Additional Corporate Governance Information" and "Compensation Discussion and Analysis—Stock Ownership Guidelines."

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Hedging policy. Our directors and employees, including officers, are prohibited from engaging in any hedging transactions with respect to our securities, including through the use of financial instruments such as prepaid variable forward contracts, equity swaps, collars and exchange funds. This prohibition applies regardless of whether the director's or employee's securities were granted as compensation and regardless of whether the director or employee holds the securities directly or indirectly.

•	Pledging policy. Our directors and employees, including officers, are prohibited from pledging their securities in our company.

Director Independence
The Board of Directors has determined that each of the current directors, listed below, is an "independent director" under the listing standards of the NYSE. The Board also has determined that Edwina D. Woodbury, who is a nominee not currently on the Board, will be an "independent director" under the listing standards of the NYSE, if elected.
Nevin N. Andersen	Andrew D. Lipman	Thomas R. Pisano
Daniel W. Campbell	Patricia A. Negrón	Neil H. Offen

In assessing the independence of the directors, the Board determines whether or not any director has a material relationship with us (either directly or as a partner, stockholder or officer of an organization that has a relationship with us). The Board considers all relevant facts and circumstances in making independence determinations, including the existence and scope of any commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships.
Board Leadership Structure
We currently separate the roles of Chairman of the Board and Chief Executive Officer. However, the Board has not adopted a policy with regard to whether the same person should serve as both the Chairman of the Board and Chief Executive Officer or, if the roles are separate, whether the Chairman of the Board should be selected from the non-employee directors or should be an employee. The Board believes it is most appropriate to retain the discretion and flexibility to make such determinations at any given point in time in the way that it believes best to provide appropriate leadership for the company at that time. We have determined that our current separation of the roles of Chairman of the Board and Chief Executive Officer is appropriate given the differences in the roles and duties of the two positions and the individuals currently serving in these positions.
The Board has created the Lead Independent Director position to provide independent leadership of the Board's affairs on behalf of our stockholders and to promote open communication among the independent directors. Our Corporate Governance Guidelines provide that the Lead Independent Director (i) is designated by the non-management directors; (ii) consults with the Chairman of the Board and the Chief Executive Officer regarding agenda items for Board meetings; (iii) chairs executive sessions of the Board's independent directors; and (iv) performs such other duties as the Board deems appropriate.
Risk Oversight
Our Board of Directors has primary responsibility for risk oversight. Except with regard to certain strategically significant risks, the Board administers its risk oversight function through the Audit Committee, Nominating and Corporate Governance Committee and Executive Compensation Committee. The committees are responsible for overseeing and discussing with management our risk assessment and risk management programs and plans related to the following risk areas:
Audit Committee:
•	major financial risk exposures;
•	operational risks related to information systems and facilities; and
•	public disclosure and investor related risks.

Nominating and Corporate Governance Committee:
•	corporate governance risks;
•	operational risks not assigned to the Audit Committee;
•	compliance and regulatory risks; and
•	reputational risks.
Executive Compensation Committee:
•	compensation practices related risks; and
•	human resources risks.
The chairs of the Nominating and Corporate Governance Committee and Executive Compensation Committee report to the Audit Committee regarding their respective risk oversight responsibilities.
Board of Directors Meetings
The Board of Directors held 15 meetings during the fiscal year ended December 31, 2014. Each incumbent director attended more than 75% of the total number of meetings of the Board and the total number of meetings of all committees of the Board on which that director served during the period. Although we encourage Board members to attend our annual meetings of stockholders, we do not have a formal policy regarding director attendance at annual stockholder meetings. All eight of the current directors attended our 2014 annual meeting of stockholders.
Board Committees
We have standing Audit, Executive Compensation and Nominating and Corporate Governance Committees. Each member of the committees is independent within the meaning of the listing standards of the NYSE. In addition, the Audit Committee and the Executive Compensation Committee are composed solely of directors who meet additional, heightened independence standards applicable to members of audit committees and compensation committees under the NYSE Listed Company Rules and the Securities and Exchange Commission's rules.
The following table identifies the current membership of the committees and states the number of committee meetings held during 2014.

Director	Audit	Executive Compensation	Nominating and Corporate Governance
Nevin N. Andersen	Chair		●
Daniel W. Campbell	●	Chair
Andrew D. Lipman		●	Chair
Patricia A. Negrón	●	●
Neil H. Offen		●	●
Thomas R. Pisano	●		●

Number of Meetings in 2014	25	14	6

The Board has adopted a written charter for each of the committees, which are available at our website at nuskinenterprises.com.
The Board has determined that Messrs. Andersen and Campbell are Audit Committee financial experts as such term is defined in Item 407(d)(5) of Regulation S-K promulgated by the Securities and Exchange Commission.
The Audit Committee's responsibilities include, among other things:
•	selecting our independent auditor;
•	reviewing the activities and the reports of our independent auditor;
•	approving in advance the audit and non-audit services provided by our independent auditor;
•	reviewing our quarterly and annual financial statements and our significant accounting policies, practices and procedures;
•	reviewing the adequacy of our internal controls and internal auditing methods and procedures;
•	overseeing our compliance with legal and regulatory requirements;
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overseeing our risk assessment and risk management programs and plans related to our major financial risk exposures, operational risks related to information systems and facilities, and public disclosure and investor related risks; and

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conferring with the chairs of the Nominating and Corporate Governance Committee and Executive Compensation Committee regarding their respective oversight of our risk assessment and risk management programs and our related guidelines and policies.

The Executive Compensation Committee's responsibilities include, among other things:
•	overseeing and approving compensation policies and programs;
•	reviewing and approving corporate goals and objectives relevant to the compensation to be paid to our Chief Executive Officer and other executive officers;
•	establishing the salaries, bonuses, and other compensation to be paid to our Chief Executive Officer as well as approving the compensation for the other executive officers;
•	administering our incentive plans;
•	overseeing regulatory compliance with respect to executive compensation matters; and
•	overseeing our risk assessment and risk management programs and plans related to our compensation practices and human resources.

Pursuant to its charter, the Executive Compensation Committee may delegate its authority to a subcommittee or subcommittees and may delegate authority to the Chief Executive Officer and Chairman of the Board to approve the level of equity awards to be granted to specific non-executive officers, employees or other grantees subject to such limitations as may be established by the Executive Compensation Committee. For a discussion of the processes and procedures for determining executive and director compensation and the role of compensation consultants in determining or recommending the amount or form of compensation, see "Compensation Discussion and Analysis" and "Director Compensation."

The Nominating and Corporate Governance Committee's responsibilities include, among other things:
•	making recommendations to the Board of Directors about the size and membership criteria of the Board or any committee thereof;
•	identifying and recommending candidates for the Board and committee membership, including evaluating director nominations received from stockholders;
•	leading the process of identifying and screening candidates for a new Chief Executive Officer when necessary, and evaluating the performance of the Chief Executive Officer;
•	determining compensation for the Board and overseeing the evaluation of the Board and management;
•	developing and recommending to the Board a set of corporate governance guidelines; and
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overseeing our risk assessment and risk management programs and plans related to our corporate governance risks, operational risks not assigned to the Audit Committee, compliance and regulatory risks, and reputational risks.

Compensation Committee Interlocks and Insider Participation
None of the directors who served on the Executive Compensation Committee during 2014 was:
•	a current or former officer or employee of our company;
•	a participant during 2014 in a "related person" transaction that is required to be disclosed; or
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an executive officer of another entity at which one of our executive officers served during 2014 on either the board of directors or the compensation committee, nor were any of our other directors an executive officer of another entity at which one of our executive officers served on the compensation committee.

Our Director Nominations Process
As indicated above, the Nominating and Corporate Governance Committee of the Board of Directors oversees the director nomination process. This committee is responsible for identifying and evaluating candidates for membership on the Board and recommending to the Board nominees to stand for election.
Minimum Criteria for Members of the Board. Each candidate to serve on the Board must possess the highest personal and professional ethics, integrity and values, and be committed to serving the long‑term interests of our stockholders. In addition, our Corporate Governance Guidelines require that, to be nominated for re-election to our Board, an incumbent director must tender an irrevocable resignation that will be effective upon (i) the failure to receive the required vote for director election at the next annual meeting at which they face re-election and (ii) Board acceptance of such resignation. Other than the foregoing, there are no stated minimum criteria for director nominees, although the Nominating and Corporate Governance Committee may consider such other factors as it may deem appropriate, which may include, without limitation, professional experience, diversity of backgrounds, skills and experience at policy‑making levels in business, government, financial, and in other areas relevant to our global operations, experience and history with our company, and stock ownership.

We do not have a formal policy with regard to the consideration of diversity in identifying Board nominees, but the Nominating and Corporate Governance Committee strives to nominate individuals with a variety of complementary skills so that, as a group, the Board will possess the appropriate talent, skills and expertise to oversee our business.
Process for Identifying, Evaluating and Recommending Candidates. The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders if properly submitted to the committee. Stockholders wishing to recommend candidates should do so in writing to the Nominating and Corporate Governance Committee, c/o Corporate Secretary, Nu Skin Enterprises, Inc., 75 West Center Street, Provo, Utah 84601. The committee may also consider candidates proposed by current directors, management, employees and others. All such candidates who, after evaluation, are then recommended by the Nominating and Corporate Governance Committee and approved by the Board will be included in our recommended slate of director nominees in our proxy statement.
Procedures for Stockholders to Nominate Director Candidates at our Annual Meetings. Stockholders of record may also nominate director candidates for our annual meetings of stockholders by following the procedures set forth in our Bylaws. Please refer to the section below titled "Stockholder Proposals for 2016 Annual Meeting" for further information.
Communications with Directors
Stockholders or other interested parties wishing to communicate with the Board of Directors, the non‑management directors as a group, or any individual director may do so in writing by addressing the correspondence to that individual or group, c/o Corporate Secretary, Nu Skin Enterprises, Inc., 75 West Center Street, Provo, Utah 84601. All such communications will be initially received and processed by our Corporate Secretary. Accounting, audit, internal accounting controls and other financial matters will be referred to our Audit Committee chair. Other matters will be referred to the Board, the non‑management directors, or individual directors as appropriate.
Additional Corporate Governance Information
We have also adopted the following:
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Code of Conduct. Our code of conduct applies to all of our employees, officers and directors, including our subsidiaries. As noted below, this code is available on our website. Any amendments or waivers (including implicit waivers) regarding this code for which disclosure is required by applicable NYSE Listed Company Rules or the Securities and Exchange Commission's rules will be disclosed on our website.

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Corporate Governance Guidelines. Our corporate governance guidelines govern our company and our Board of Directors on matters of corporate governance, including responsibilities, committees of the Board and their charters, director independence, director qualifications, director compensation and evaluations, director orientation and education, director access to management, director access to outside financial, business and legal advisors and management development and succession planning.

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Stock Ownership Guidelines. Our stock ownership guidelines apply to our directors and executive officers. These guidelines provide that executive officers and directors must retain 50% to 75% of the net shares (after payment of the exercise price and related taxes) with respect to any equity award unless the individual holds a number of shares equal to the ownership levels set forth in the guidelines. The ownership levels are phased in over five years from the date of appointment or election. Unvested equity awards and vested options are not counted in determining whether a director or executive officer holds shares equal to or greater than the designated level. At the end of the five-year phase-in period, the designated ownership levels are set at 100,000 shares for our Chief Executive Officer, 25,000 shares for our other executive officers, and 5,000 shares for directors.

Each of the above is available on our website at nuskinenterprises.com. In addition, stockholders may obtain a print copy of any of the above, free of charge, by making a written request to Investor Relations, Nu Skin Enterprises, Inc., 75 West Center Street, Provo, Utah 84601.

DIRECTOR COMPENSATION
Our Board of Directors periodically reviews director compensation. The Nominating and Corporate Governance Committee is responsible for evaluating director compensation from time to time and making any adjustments it determines are appropriate. The Nominating and Corporate Governance Committee has retained the services of Frederic W. Cook & Co. as its independent compensation consultant to assist in the review of our director compensation program, to provide compensation data and alternatives, and to provide advice as requested. For additional information regarding our independent compensation consultant, see "Compensation Discussion and Analysis—Use of Compensation Consultant and Competitive Data."
In 2014, each director who did not receive compensation as an executive officer or employee of our company or our affiliates in 2014 received an annual retainer fee of $50,000, a fee of $1,500 for each meeting of the Board or any committee meeting thereof attended, and an additional fee of $1,000 for each committee meeting attended if such director was the chair of that committee. The Lead Independent Director, the Audit Committee chair and all other committee chairs received additional annual retainer fees of $20,000, $15,000 and $10,000, respectively, for their service in those positions. In addition, we may compensate a director $1,500 per day for corporate events or travel that we require, and we may reimburse directors for certain expenses incurred in attending Board and committee meetings and other corporate events. We also may provide company products to our directors for their use. In 2014, each non-management director also received 5,000 stock options and 1,000 restricted stock units, all of which will vest April 30, 2015.
Director Compensation Table – 2014
The table below summarizes the compensation earned by or paid to each of our directors in 2014 except Mr. Hunt, whose compensation is reported in the executive compensation tables. Mr. Hunt serves as a director, but as a company employee he receives no compensation for his services as a director.
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(1)	All Other Compensation ($)(2)	Total ($)
Nevin N. Andersen	171,000	72,500	121,350	—	364,850
Daniel W. Campbell	175,500	72,500	121,350	—	369,350
Andrew D. Lipman	132,000	72,500	121,350	19,968(3)	345,818
Patricia A. Negrón	137,000	72,500	121,350	—	330,850
Neil H. Offen	119,000	72,500	121,350	—	312,850
Thomas R. Pisano	126,500	72,500	121,350	—	320,350
Steven J. Lund	—	—	—	612,736(4)	612,736

(1)	On June 24, 2014, Messrs. Andersen, Campbell, Lipman, Pisano and Offen and Ms. Negrón each received 1,000 restricted stock units and 5,000 stock options. The amounts reported in these columns reflect the aggregate grant date fair value of equity awards computed in accordance with FASB ASC Topic 718 and do not represent amounts actually received by the director. For this purpose, the estimate of forfeitures is disregarded and the value of the stock awards is discounted to reflect that no dividends are paid prior to vesting. For information on the valuation assumptions used in calculating these amounts, refer to Note 12 to our financial statements in the Form 10-K filed for the fiscal year ended December 31, 2014.

The outstanding stock and option awards held at December 31, 2014 by each of the listed individuals are as follows:
Name	Stock Awards	Option Awards
Nevin N. Andersen	1,000	40,100
Daniel W. Campbell	1,000	40,000
Andrew D. Lipman	1,000	70,100
Patricia A. Negrón	1,000	10,000
Neil H. Offen	1,000	20,000
Thomas R. Pisano	1,000	20,000
Steven J. Lund	—	50,000

(2)	This column does not include perquisites and personal benefits provided to directors where the director's aggregate amount of perquisites and personal benefits is less than $10,000.
(3)	Consists of company products, spouse travel to a sales force event where his spouse was expected to attend and help entertain and participate in events with our sales force and their spouses, and the amount reimbursed by us for the payment of taxes with respect to such spouse travel.
(4)	Consists of Mr. Lund's compensation as an employee of the company for 2014, including a salary of $550,000; a discretionary holiday bonus of $23,652; and other compensation of $39,084, including $10,620 in life insurance premiums, $10,400 in 401(k) contributions, company products, security monitoring, spouse travel to a sales force event where his spouse was expected to attend and help entertain and participate in events with our sales force and their spouses, and the amount reimbursed by us for the payment of taxes with respect to such spouse travel.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Executive Summary
The primary objectives of our executive compensation program are to successfully recruit, motivate and retain experienced and talented executives, provide competitive compensation arrangements that are tied to corporate and individual performance, and align the financial interests of our executives with those of our stockholders. The program is designed to align actual compensation payments to actual performance and to adjust upward during periods of strong performance and adjust downward when performance is short of expectations.
We believe that our executive compensation program is one of several key factors that drove our strong revenue and earnings per share growth in recent years through 2013. However, our executive compensation program is also designed to avoid rewarding performance that falls below expectations. In 2014, we reported annual revenue of approximately $2.6 billion, a 19% year-over-year decline. Diluted earnings per share decreased to $3.11 in 2014, 48% lower than the prior year. As previously disclosed, we believe the decline in our revenue was largely driven by two primary factors: (1) a significant disruption of our business in Mainland China following our voluntary suspension of business meetings and acceptance of applications for new sales representatives in response to media and regulatory scrutiny of our business in January 2014; and (2) difficult comparisons with 2013, which included significant revenue related to the global limited-time offer of ageLOC TR90. The decline in earnings per share reflects the revenue decline and two significant charges taken in 2014: a $46.3 million foreign currency charge related to the devaluation of the Venezuelan currency and the increased tax rate related to this foreign currency charge, and a $50.0 million charge for the write-down of inventory primarily in Mainland China.
Executive compensation declined considerably in 2014 as a result of our 2014 performance, and 2015 decisions to date have continued to reduce executive compensation, particularly the equity grants, in response to 2014 performance.
When compared to 2012 results, our 2014 revenues increased 20.5%, and our diluted earnings per share decreased 11.6%. We also had several positive achievements during 2014, including:
•	Continuing to develop our anti-aging product platform, with plans for the development and launch of new products over the next several years;
•	Generating $194 million in regional limited-time offer sales of ageLOC TR90 and ageLOC Tru Face Essence Ultra;
•	Providing value to our stockholders through our stock repurchase program and a 134% increase in our dividends per share from 2011 through 2014; and
•	Achieving a three-year compounded annual revenue growth rate of 14% as of December 31, 2014 despite the disruption of our Mainland China business that occurred in 2014.

Despite these successes, our 2014 revenue and earnings per share results did not meet expectations. In addition, our closing stock price on December 31, 2014 was $43.70, a 68% decline from December 31, 2013. When viewed over a longer term, our December 31, 2014 stock price was above its December 31, 2012 closing price of $37.05, and our stock price has increased during 2015, closing at $58.70 on April 28, 2015.

The 2014 compensation of our executive officers listed in the Summary Compensation Table (collectively, the "named executive officers") reflects our pay-for-performance philosophy. As discussed more fully in "Pay for Performance," below, our named executive officers as a group experienced a year-over-year decline of 55% in their total compensation as reflected in the Summary Compensation Table, and our Chief Executive Officer's total compensation was down 51% from 2013 and below the 25th percentile of our peer group companies. Furthermore, based on our 2014 performance, none of our named executive officers earned any equity or non-equity performance awards that were contingent on our 2014 performance. This means that the equity compensation amounts in the Summary Compensation Table overstate the amounts earned because some awards were forfeited due to falling below our 2014 performance goals. When 2014 total compensation is adjusted to reflect the forfeiture of the 2014 equity awards that were forfeited based on 2014 performance, the year-over-year decline in all named executive officers' total compensation and in our Chief Executive Officer's total compensation is 63% and 64%, respectively.
Also, during 2014, our Chief Scientific Officer, Mr. Chang, agreed to waive his right to the retention bonus provided in his employment agreement as a means of recognizing the company's below-target performance, and in 2015, we entered into a new employment agreement with Mr. Chang that does not include any retention bonuses or other guaranteed bonuses.
Our 2015 compensation decisions to date have considered 2014 performance, with no salary increases, new challenging 2015 performance goals that reflect constant-currency growth over our annual 2014 performance, and equity awards that have 25% lower target grant value than the equity awards provided in the first quarter of 2014.  Similar to equity awards granted in 2014, many of the equity awards granted in the first quarter of 2015 are performance contingent (100% for the Chief Executive Officer), and these may not be earned if, as with the 2013 and 2014 awards that were contingent on our 2014 performance, the goals set in early 2015 are not reached over the next three years (2015–2017).
Our executive compensation program includes base salary, cash incentive bonuses, equity awards and retirement benefits. A majority of each named executive officer's target compensation is based on corporate performance, which helps align their total compensation with our actual performance. We award performance-based cash incentive bonuses designed to motivate our executive officers to achieve pre-established quarterly and annual revenue and adjusted operating income performance levels, with performance goals that tend to require above-median revenue and adjusted operating income growth rates relative to our peers.
Our executive compensation program also emphasizes long-term equity incentives, which, coupled with our stock ownership guidelines, reward sustainable performance and align the financial interests of our executives with those of our stockholders. In 2014, each of the named executive officers was granted 50% or more of their equity awards and 67% or more of their equity grant value in the form of performance stock options and performance restricted stock units. In 2014, 100% of the equity awards granted to our Chief Executive Officer were contingent on three years of operating performance, and in 2015 to date, 100% of the Chief Executive Officer's equity award has been performance contingent. Our equity awards contain clawback or recoupment provisions that allow the company to recover the gains from the exercise or vesting of any equity awards if an executive materially breaches certain contractual obligations or covenants.
Overview
Our executive compensation program consists of a variety of components, including base salary, cash incentive bonuses, equity awards, and retirement benefits. This compensation discussion and analysis is intended to provide greater visibility regarding:

•	our compensation objectives;
•	various components of our compensation program and how they relate to our compensation objectives;
•	factors taken into consideration in establishing executive compensation; and
•	decisions related to the 2014 compensation of our named executive officers and the factors and analysis pertaining to such decisions.

Objectives
The primary objectives of our compensation program are to:
•	successfully recruit, motivate and retain experienced and talented executives;
•	provide competitive compensation arrangements that are tied to corporate and individual performance; and
•	align the financial interests of our executives with those of our stockholders.

The following table identifies the key components of our compensation program and the objectives of each component:
Component of Compensation Program	Objective
Base Salary	Pay for role Retention Recruitment

Cash Incentive Plan	Short-term incentive Pay for performance Quarterly and annual operating achievement

Equity Incentive Plan	Long-term incentive Pay for performance Stock price performance Stockholder alignment

We also provide retirement benefits in the form of a 401(k) plan and a deferred compensation plan, as well as limited perquisites and other personal benefits to executives that represent a very small portion of their overall compensation.
Pay for Performance
The following factors demonstrate that our executive compensation for 2014 aligned with a pay-for-performance philosophy and, due to our lower stock price and operating performance that was short of our challenging goals, adjusted compensation down significantly from both previous years and the peer market data that we considered for reference.
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Our 2014 cash incentive plan goals were challenging and reflected 75th percentile-range revenue and adjusted operating income growth relative to our peers. We did not achieve the goals and did not pay 2014 cash incentive bonuses to named executive officers.

•
All equity and non-equity performance awards for which earnout was contingent upon our 2014 performance were forfeited by our named executive officers as a result of failing to achieve the performance levels required for earnout. The equity awards that were forfeited are reported at "target" in the Summary Compensation Tables, which overstates the value delivered.

•	The named executive officers did not earn any quarterly or annual cash incentive bonuses for 2014.
•
The annual performance-based equity awards that were granted to our named executive officers in February 2013 and March 2014 with earnout based on 2014 adjusted earnings per share results were forfeited when the performance level required was not achieved. These forfeited equity awards consisted of performance restricted stock units and, for named executive officers other than our Chief Executive Officer, performance stock options.

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The special equity awards of performance stock options that were granted to our named executive officers in July 2013 with vesting contingent on adjusted earnings per share over a rolling 12-month period reaching specified levels have not yet been earned.

•
None of our ongoing goals will be or have been reset, which means that previous performance-based awards remain difficult to earn. The company views the goals as pay-for-performance and does not view resetting goals as consistent with such a philosophy.

•
The only equity award granted to our Chief Executive Officer during 2014 was his grant of performance-based restricted stock units in March 2014, the 2014 tranche of which was not earned based on 2014 performance.

•	Our Chief Executive Officer was not granted any time-based equity awards during 2014.
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An award of time-based stock options was planned for our Chief Executive Officer in December 2014, consistent with our established twice-per-year grant schedule. However, this December 2014 option award was not granted due to the company's year-to-date performance.

•	The time-based stock options that were granted to our named executive officers other than our Chief Executive Officer during 2014 also reflect our pay-for-performance philosophy.
•	The stock options granted in March 2014, which vest in four annual installments beginning in February 2015, are underwater and will not be repriced.
•	The stock options granted in December 2014 have a materially lower grant date fair value than those granted in December 2013.
•	We did not increase our Chief Executive Officer's salary in 2014, and we have not increased it in 2015.
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The employment agreement of Mr. Chang, entered into in 2009, entitled Mr. Chang to a retention bonus of $300,000 less the amount of his 2014 cash incentive bonus for his continued employment through December 31, 2014. However, in recognition of the company's 2014 performance, Mr. Chang waived his right to this retention bonus for 2014. In 2015, we entered into a new employment agreement with Mr. Chang, which does not include any retention bonuses or other guaranteed bonuses.

It is important to note that the Summary Compensation Table in this proxy statement does not reflect the forfeiture of the above performance-based equity awards tied to 2014 performance or the fact that the time-based stock options granted in March 2014 are underwater. Rather, as required by SEC rules, the stock awards and option awards in the Summary Compensation Table reflect the grant date fair value of each equity award that was granted during each respective year, which is driven in part by the stock price at the time of grant, even though that grant value, or any value at all, is not necessarily being earned.
Notwithstanding the inclusion of the grant date fair value of all equity awards, the Summary Compensation Table still reveals a sharp year-over-year decrease in total compensation for all of our named executive officers in 2014. As illustrated in the following table, the year-over-year decreases in total compensation for our named executive officers as a group and for our Chief Executive Officer were 55% and 51%, respectively. When 2014 total compensation is adjusted to reflect the forfeiture of 2014 equity awards that were contingent on 2014 performance, the decreases are 63% and 64%, respectively.
	Total Compensation in Summary Compensation Table			Adjusted 2014 Total Compensation			Grant Date Fair Value of 2013 Awards Forfeited Due to 2014 Performance ($)(1)
Named Executive Officer	2014 ($)	2013 ($)	Decrease	Less: Grant Date Fair Value of Forfeited 2014 Awards ($)(1)	Adjusted 2014 Total Compensation ($)	Decrease from 2013
M. Truman Hunt	4,759,080	9,694,835	-51%	(1,222,050)	3,537,030	-64%	(1,434,375)
Ritch N. Wood	1,590,783	4,148,614	-62%	(214,620)	1,376,163	-67%	(291,219)
Joseph Y. Chang	1,624,462	3,008,906	-46%	(214,620)	1,409,842	-53%	(138,469)
Daniel R. Chard	1,589,256	4,143,735	-62%	(214,620)	1,374,636	-67%	(291,219)
D. Matthew Dorny	1,206,083	2,699,063	-55%	(152,523)	1,053,560	-61%	(138,469)
Total	10,769,664	23,695,153	-55%	(2,018,433)	8,751,231	-63%	(2,293,751)

(1)	These columns reflect amounts that, while required to be included in total compensation for the respective year, were not ultimately earned and were therefore forfeited based on 2014 performance. See the "Equity Awards—Forfeiture of Performance Awards Contingent on 2014 Performance" section, below, for detail regarding these awards. The 2014 awards were divided into three equal tranches, with one tranche contingent on each of 2014, 2015 and 2016 performance. Although the above table does not deduct the grant date fair values of the 2015 and 2016 tranches because those periods have not ended, we currently do not expect that those tranches will be earned either. If the 2015 and 2016 tranches of the 2014 awards were deducted, the Adjusted 2014 Total Compensation of our named executive officers would be as follows: Mr. Hunt – $1,145,280; Mr. Wood – $936,346; Mr. Chang – $970,026; Mr. Chard – $934,819; and Mr. Dorny – $739,933, for a total of $4,726,404.
Our Chief Executive Officer's total compensation was below the 25th percentile, his cash compensation was the lowest of any chief executive officer in our peer group (i.e., the "zero percentile"), and he had a year-over-year decrease of approximately 51% in both total compensation as disclosed in the Summary Compensation Table and total direct compensation (consisting of salary, actual bonuses and cash incentive bonuses paid, and grant date fair value of equity awards).
2015 Executive Compensation Decisions
At our 2014 annual meeting of stockholders, approximately 94% of the votes cast were in favor of our executive compensation program. When designing our 2015 executive compensation program, the Committee considered, among other things, the 2014 voting results and other feedback we received from our stockholders, which we viewed as supporting our pay philosophy and incentive framework.

The Committee continues to apply a pay-for-performance philosophy to our executive compensation during 2015.
•	We did not increase the salaries of any of our named executive officers in 2015.
•	Our named executive officers' 2015 equity compensation is once again highly performance-contingent.
•	The grant date fair values for the March 2015 equity grants to our named executive officers are 25% lower than were provided in March 2014.

Named Executive Officer	Q1 Equity Grant Date Fair Value
	2015 ($)	2014 ($)	Decrease
M. Truman Hunt	2,717,885	3,613,800	-25%
Ritch N. Wood	570,297	863,741	-34%
Joseph Y. Chang	862,682(1)	863,741	—
Daniel R. Chard	570,297	863,741	-34%
D. Matthew Dorny	409,744	620,051	-34%
Total	5,130,905	6,825,074	-25%

(1)	Includes 5,458 restricted stock units that vest after approximately one year with a grant date fair value of $292,385, computed in accordance with FASB ASC Topic 718.
•	Equity awards in 2015 to date are 100% performance-based for the Chief Executive Officer and over 75% performance-based for the other named executive officers (as a percent of grant value).
•
The 2015 cash incentive bonus plan goals are challenging, with target performance that requires above-median revenue growth and upper-quartile operating income growth relative to the actual performance of our peer companies.

•
Maximum potential cash incentive bonus earnout was reduced from 250% of target in 2014 to 200% of target in 2015 (although no bonus was paid for 2014, so the maximum was not relevant to actual compensation amounts earned).

Process for Determining Compensation
Role of Executive Compensation Committee and Chief Executive Officer
The Executive Compensation Committee of the Board of Directors (the "Committee") is responsible for establishing and administering our executive compensation program. The Committee, together with the Nominating and Corporate Governance Committee, evaluates the performance of the Chairman and of the Chief Executive Officer. The Committee is then responsible for setting their compensation. The Committee has delegated to the Chief Executive Officer the responsibility for evaluating the performance of the other executive officers and sharing those evaluations with the Committee. The Chairman and the Chief Executive Officer can also make recommendations to the Committee with regard to the compensation packages for other executive officers. The Committee reviews any such recommendations and has the authority to approve, revise or reject such recommendations.
Use of Compensation Consultant and Competitive Data
The Committee has retained the services of Frederic W. Cook & Co. as its independent compensation consultant to assist the Committee in the review of our executive compensation program, to provide compensation data and alternatives to the Committee, and to provide advice to the Committee as requested. The compensation consultant engaged by the Committee does not perform any work for us outside of the services it performs for the Committee and for the Nominating and Corporate Governance Committee with respect to director compensation. The Committee utilizes the compensation data and alternatives provided by the compensation consultant to analyze compensation decisions in light of current market rates and practices, and to help ensure that our compensation decisions are competitive and economically defensible.

Peer group information is used by the Committee in making compensation decisions. The Committee compares compensation proposals to the compensation practices of a peer group of publicly-traded companies that compete with us broadly in the consumer products industry and are similar in size to us.
The Committee reviews and updates the peer group from time to time to ensure we are utilizing an appropriate group in terms of size and relevance. The peer group was reviewed and revised in 2013, taking into account the input and recommendations of Frederic W. Cook & Co. At the time of the revision, to avoid potential distortion from differences in peer size, the revenue and market capitalization of the companies included in the peer group fell within a range of about 25% and 400% of our revenue and market capitalization, and we were near the median of the peer group with respect to revenue and slightly below the median with respect to market capitalization.
The following companies were included in our revised peer group, reflecting the addition of Primerica, Inc. and the removal of Alberto-Culver Company and Nutrisystem, Inc.
Church & Dwight Co., Inc.	Primerica, Inc.
Elizabeth Arden, Inc.	Revlon, Inc.
Energizer Holdings, Inc.	Sally Beauty Holdings, Inc.
The Hain Celestial Group, Inc.	Sensient Technologies Corporation
Helen of Troy Limited	Tupperware Brands Corporation
Herbalife Ltd.	Ulta Salon, Cosmetics & Fragrance, Inc.
International Flavors & Fragrances Inc.	Vitamin Shoppe, Inc.
Newell Rubbermaid Inc.	Weight Watchers International, Inc.
Perrigo Company

Risks Arising From Compensation Policies and Practices
In establishing and reviewing the components of compensation, the Committee considers potential risks associated with such components. In addition, our management conducted a review of our compensation policies and practices for employees and concluded that risks arising from our compensation policies and practices for employees are not reasonably likely to have a material adverse effect on us.
In reaching this conclusion, our management considered the following factors:
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Our compensation programs are market driven and balance short-term incentives with significant long-term equity incentives. Performance equity awards provide additional long-term incentives to our key employees and executive officers. In addition, our stock ownership guidelines help to ensure that a portion of our executives' equity incentives remains tied to our long-term performance.

•
Our global cash incentive compensation is based on revenue and adjusted operating income, which are core measures of performance. In addition, substantially all of our revenue is received through cash or credit card payments, as opposed to other credit arrangements, which minimizes risk associated with our revenue-based incentives. We limited bonuses under our 2014 cash incentive plans to 250% of the target bonus and have reduced the limit to 200% of target in 2015. Additionally, the Board of Directors and management regularly review the business plans and strategic initiatives, including related risks, proposed to achieve such performance metrics.

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We do not allow engagement in speculative trading or hedging. Our policies prohibit all of our directors and employees, including executive officers, from holding our stock in margin accounts and from engaging in speculative transactions in our stock, including short sales, options or hedging transactions.

Mix of Compensation
When the Committee reviews an executive officer's compensation, it does not use a specific formula or allocation target to establish the level or mix of compensation. Rather, it exercises judgment in determining a compensation package that is appropriate to accomplish our compensation objectives under the circumstances applicable to the executive officer. The Committee also reviews the relative mix of compensation provided by other companies in our peer group for context and tries to ensure each component is competitive. Historically, we have tied a majority of compensation to corporate performance under our cash incentive plan and equity incentive plan.
The Committee also reviews each executive officer's total compensation as a market check against the total compensation of executive officers in our peer group. This total compensation review focuses on base salary, cash bonuses, and valuation of equity grants using grant date valuations. The Committee periodically reviews perquisites and retirement benefits to confirm that they remain relatively consistent with the value of perquisites and retirement benefits provided by our peer companies. Our 2014 equity grants are more performance-based than those of most of our peers, with 100% being performance-contingent for our Chief Executive Officer and 67%-68% for our other named executive officers.
Components of Compensation
Base Salary
Base salaries are provided to reflect the individual's responsibilities, function, performance and competencies. In establishing and approving base salaries, the Committee considers various factors including:
•	current market practices and salary levels;
•	each executive officer's responsibilities, experience in their position and capabilities;
•	individual performance and company performance;
•	the relative role and contribution of each executive officer in the company;
•	competitive offers made to executive officers and the level of salary that may be required to recruit or retain executive officers;
•	the recommendations of the Chairman of the Board, and of the Chief Executive Officer regarding the other executive officers; and
•	prior-year financial performance and current-year performance projections.

Base salaries for executive officers are typically reviewed annually during our evaluation period in the first quarter. The Committee does not assign specific weights to the factors identified above, but emphasizes establishing base salaries that are competitive in order to attract and retain qualified and effective executive officers.

In the first quarter of 2014, the Committee adjusted the base salaries of Messrs. Wood, Chang, Chard and Dorny as shown in the table below to maintain competitiveness based on our peer group and in consideration of their individual performance and contributions. The Committee did not increase our Chief Executive Officer's salary in 2014.
Named Executive Officer	Prior Salary ($)	Adjusted Salary ($)	Increase ($)	Increase (%)

M. Truman Hunt	1,000,000	1,000,000	—	—
Ritch N. Wood	510,000	535,000	25,000	5%
Joseph Y. Chang	550,000	575,000	25,000	5%
Daniel R. Chard	510,000	535,000	25,000	5%
D. Matthew Dorny	420,000	440,000	20,000	5%

The named executive officers listed above were not provided a salary increase in 2015, marking the second consecutive year without a salary increase for our Chief Executive Officer.
Cash Incentive Bonus
Consistent with our objective to tie a significant portion of the executive officers' compensation to our financial performance, we award performance-based cash incentive bonuses under our Amended and Restated 2010 Omnibus Incentive Plan. We believe these bonuses motivate executive officers and reward them for achieving short-term operating performance levels.
These bonuses are also structured to avoid rewarding our executive officers when performance does not meet expectations. Because the performance goals for our 2014 quarterly and annual periods were not achieved, we did not pay any of these bonuses to our named executive officers for 2014. In addition, although the employment agreement of Mr. Chang, entered into in 2009, entitled Mr. Chang to a retention bonus of $300,000 less the amount of his 2014 cash incentive bonus for his continued employment through December 31, 2014, Mr. Chang agreed to waive his right to this retention bonus for 2014 in recognition of the company's 2014 performance. In 2015, we entered into a new employment agreement with Mr. Chang that does not include any retention bonuses or other guaranteed bonuses.
Cash incentive bonuses are determined based on equally weighted revenue and adjusted operating income performance levels. The Committee believes revenue measures management's effectiveness in growing the business and that adjusted operating income measures their effectiveness in growing the business profitably. For purposes of the cash incentive bonus, revenue and adjusted operating income are calculated on a constant currency basis, and adjusted operating income excludes certain predetermined items so that extraneous items not within the control of management are excluded. Revenue and adjusted operating income are equally weighted because management is responsible for both growing the business and increasing profitability, including by controlling costs. Our incentive plan allocates 50% of the cash incentive bonus to annual performance levels and 50% to quarterly performance levels, with 12.5% allocated to each quarter. A portion of the cash incentive bonus is tied to quarterly performance levels to motivate focused performance in each quarter, while the annual portion recognizes that strong annual results are a critical benchmark for stockholders.
Following strong 2013 operating results, we altered the cash incentive bonus program for 2014 by giving named executive officers the opportunity to earn up to 250% of their target bonus rather than our historical maximum of 200%, although the performance required to earn 250% was viewed as extraordinary when the goals were set. For our 2015 cash incentive bonus program, we have returned to our historical maximum bonus of 200% of target bonus. Cash incentive bonuses are computed based on the degree to which pre-determined goal performance levels are met or exceeded. If goal performance levels are met for a particular incentive period, a participant will earn a cash incentive bonus equal to a pre-established percentage of salary, the "target bonus." If goal performance levels are not met, the bonus decreases linearly until reaching 50% of the target bonus at the minimum performance levels. If minimum adjusted operating income performance levels are not met, as was the case in 2014, no bonus is paid, except that the Committee has the discretion to pay a bonus based on achievement of individual performance objectives in an amount up to 10% of the executive's target bonus. If minimum adjusted operating income performance levels are met but minimum revenue performance levels are not, 25% of the target bonus is earned. To the extent actual revenue or adjusted operating income exceed goal performance levels, the bonus increases linearly above the target bonus until reaching 200% of the target bonus at the high performance levels. To the extent actual revenue or adjusted operating income exceed high performance levels, the bonus increases linearly above 200% of the target bonus until reaching 250% of the target bonus at the stretch performance levels. There is no incremental bonus for performance that exceeds the stretch performance levels.

We set the target bonus as a percentage of base salary based on an executive officer's position and responsibility and on market practices. The target bonus is intended to tie a significant portion of an executive officer's total cash compensation to our performance. In early 2014, in recognition of superior performance in 2013, we set the 2014 target bonus percentage at 125% of salary for our Chief Executive Officer and 65% of salary for our other named executive officers, which was an increase from 100% and 60% of salary in 2013, respectively. Up to 20% of the 2014 cash incentive bonus of each named executive officer was based on individual performance goals designed to support strategic business imperatives in order to motivate and reward individual performance. The Committee determined not to pay this portion for the named executive officers in light of 2014 financial performance.
The 2013 peer group compensation review suggested that the 2014 target annual cash compensation for our named executive officers, including salary and target bonus, was at the median for the Chief Executive Officer and near the 60th percentile for the other named executive officers, on average. Based on our performance in 2014, which fell below our pre-established minimum performance goals, actual annual cash compensation was lower than target due to the lack of earned bonuses. Actual cash compensation for 2014 ended lower than actual cash amounts paid to any of the peer company officers in 2013 for most of our named executive officer positions, including for the Chief Executive Officer. The Committee views the difference between the target cash level relative to peers and the actual cash compensation level relative to peers as a performance-driven outcome and consistent with the company's pay-for-performance philosophy.
In establishing minimum revenue and operating performance levels (the level at which 50% of the target bonus is paid), goal revenue and operating performance levels (the level at which 100% of the target bonus is paid), high revenue and adjusted operating income performance levels (the level at which 200% of the target bonus is paid) and stretch revenue and adjusted operating income performance levels (the level at which 250% of the target bonus is paid), the Committee considered various factors, including our recent performance and current business plans, desired core growth rates, general business and economic conditions and business risks. For 2014, our goal performance levels were set at levels that benchmarked as being near 75th-percentile revenue and operating income growth rates for our peer group at the time the goals were established.
To provide incentives that are earned for operating performance that is within the control of the executive officers, the performance levels are based on constant currency rates and exclude certain items as determined by the Committee at the time the performance levels were established, such as charges arising from Japan customs litigation related to disputed duties for periods prior to 2014.

Stretch performance levels are set at a level that the Committee considers to be extraordinary performance. The following tables set forth the correlation between minimum, goal, high and stretch performance levels for 2014, measured as a percentage of goal performance levels, together with the percentage of target bonus that could be earned at such levels.
	Minimum	Goal	High	Stretch
Revenue
Percentage of goal performance level	90.4%	100.0%	123.3%	137.0%
Percentage of target bonus paid	50.0%	100.0%	200.0%	250.0%

The percentage of target bonus earned increases 5.2% for every 1% increase in achievement of the goal revenue performance level from the minimum revenue performance level to the goal revenue performance level, 4.3% for every 1% increase in excess of the goal revenue performance level from the goal revenue performance level to the high revenue performance level, and 3.7% for every 1% increase in excess of the goal revenue performance level from the high revenue performance level to the stretch revenue performance level.
	Minimum	Goal	High	Stretch
Adjusted Operating Income
Percentage of goal performance level	88.5%	100.0%	127.2%	142.9%
Percentage of target bonus paid	50.0%	100.0%	200.0%	250.0%

The percentage of target bonus earned increases 4.3% for every 1% increase in achievement of the goal adjusted operating income performance level from the minimum adjusted operating income performance level to the goal adjusted operating income performance level, 3.7% for every 1% increase in excess of the goal adjusted operating income performance level from the goal adjusted operating income performance level to the high adjusted operating income performance level, and 3.2% for every 1% increase in excess of the goal adjusted operating income performance level from the high adjusted operating income performance level to the stretch adjusted operating income performance level.
It is also important to note that the Committee considers the revenue and adjusted operating income performance levels within the context of desired core growth rates, determined on a constant currency basis and excluding certain predetermined items, to be achieved from the prior year in establishing the appropriate performance levels. For example, the goal revenue performance level for the annual period in 2014 represented a 12.7% constant currency growth rate over 2013 and the goal adjusted operating income performance level represented a 13.3% constant currency growth rate over 2013. The growth rates associated with the high performance levels for revenue and adjusted operating income were approximately 1.2 times the growth rates associated with the goal performance levels. The growth rates associated with the stretch performance levels for revenue and adjusted operating income were approximately 1.4 times the growth rates associated with the goal performance levels. Actual performance represented rates of decline that were approximately 19% and 36% of the growth rates associated with the revenue and adjusted operating income goal performance levels, respectively.
As established by the Committee, the percentage of target bonus paid for actual quarterly and annual revenue and adjusted operating income performance was calculated as follows:

•
For actual performance between the minimum performance levels and the goal performance levels, the percentage of target bonus paid is equal to 100% – [(100% – 50%) x (actual performance – goal performance level) / (minimum performance level – goal performance level)].

•
For actual performance between the goal performance levels and the high performance levels, the percentage of target bonus paid is equal to 100% + [(200% – 100%) x (actual performance – goal performance level) / (high performance level – goal performance level)].

•
For actual performance between the high performance levels and the stretch performance levels, the percentage of target bonus paid is equal to 200% + [(250% – 200%) x (actual performance – high performance level) / (stretch performance level – high performance level)].

•	For actual performance exceeding the stretch performance levels, the percentage of target bonus paid is equal to 250%.

The table below sets forth the adjusted operating income and revenue performance levels for the incentive periods in 2014, the actual performance, the percentage of the goal performance levels achieved, and the percentage of the target bonus that was paid. We have included the growth rates over the prior-year period to help provide a clearer understanding of the performance levels under the incentive plan. The total dollar amount of the bonuses earned is set forth in the Summary Compensation Table.
(dollar amounts expressed in thousands)
	Q1 2014	Q2 2014	Q3 2014	Q4 2014	Annual
Revenue (50% weight)

Goal performance level(1)	$860,000	$950,000	$950,000	$890,000	$3,650,000
(Constant currency growth rate over prior year)	56.3%	39.1%	2.4%	17.4%	12.7%
Actual performance	$691,565	$660,577	$661,603	$656,870	$2,670,615
(Constant currency growth rate over prior year)	25.7%	-3.3%	-28.7%	-39.0%	-17.5%
Percentage of goal performance level achieved	80.4%	69.5%	69.6%	73.8%	73.2%
Percentage of target bonus paid	0.0%	0.0%	0.0%	0.0%	0.0%

Adjusted Operating Income (50% weight)

Goal performance level(2)	$139,320	$165,000	$165,000	$149,000	$618,320
(Constant currency growth rate over prior year)	68.5%	44.0%	-1.9%	-17.2%	13.3%
Actual performance	$104,664	$55,786	$98,121	$98,858	$357,429
(Constant currency growth rate over prior year)	26.6%	-51.3%	-41.7%	-45.1%	-34.5%
Percentage of goal performance level achieved	75.1%	33.8%	59.5%	66.3%	57.8%
Percentage of target bonus paid	0.0%	0.0%	0.0%	0.0%	0.0%

(1)	Minimum revenue performance levels for the four quarterly and annual periods were $750,000; $870,000; $850,000; $830,000 and $3,300,000, respectively. High revenue performance levels were $930,000; $1,260,000; $1,230,000; $1,080,000 and $4,500,000, respectively. Stretch revenue performance levels were $1,020,000; $1,375,000; $1,375,000; $1,230,000 and $5,000,000, respectively.

(2)	Minimum adjusted operating income performance levels for the four quarterly and annual periods were $120,000; $146,000; $145,000; $136,000 and $547,000, respectively. High adjusted operating income performance levels were $152,520; $230,580; $225,090; $178,200 and $786,390, respectively. Stretch adjusted operating income performance levels were $169,320; $254,375; $254,375; $205,410 and $883,480, respectively.
For 2014, the total aggregate annual bonus earned was 0% of the aggregate annual target bonus, based on actual performance that fell below our pre-established minimum performance levels for revenue and adjusted operating income. Differences between actual results reported in the table above and results reported in our audited financial statements are a result of the difference between the exchange rates used in our financial statements and constant currency rates used to measure performance under the incentive plan, as well as the exclusion of certain items determined to be appropriate by the Committee at the time the performance levels were established. To facilitate comparisons between the incentive period and the prior-year period (i.e., to help measure core growth rates in the targets), the currency rates used to establish the goals and measure performance were the exchange rates that were used in the prior-year period.
Because 2014 cash incentive bonuses did not fund, total actual cash compensation fell by 57% for the named executive officers as a group and ranked at or near the bottom of our peer group.
	2014 Total Actual Cash Compensation (1)
Named Executive Officer	($)	Decrease from 2013	Approx. Percentile vs. Peers
M. Truman Hunt	1,042,402	-66%	0P
Ritch N. Wood	553,860	-51%	0P
Joseph Y. Chang	595,526	-52%	10P
Daniel R. Chard	553,860	-51%	0P
D. Matthew Dorny	455,735	-51%	10P
Total	3,201,3843	-57%	5P(2)

(1)	Includes salary, holiday bonus (year-end gift provided to all employees) and non-equity incentives paid under annual cash incentive bonus plan.
(2)	Average for named executive officers (rounded).
Equity Awards
The equity component of our 2014 compensation program was designed to emphasize performance-based equity awards. Equity awards in 2014 were limited to our regular annual equity grants.
Annual Equity Grants
Aligning the interests of our executive officers with those of our stockholders is an important objective of our compensation program. In order to accomplish this objective, we tie a significant portion of the total compensation of executive officers to our long-term stock performance through the grant of equity awards and our stock ownership guidelines that require our executive officers to hold stock. We also believe that equity compensation helps motivate executive officers to drive earnings growth because they will be rewarded with increased equity value, and assists in the retention of executive officers who may have significant value tied up in unvested equity awards.
We periodically review and adjust the level of our equity awards. We do not use a fixed formula or criteria in determining whether to adjust the level of equity awards, but subjectively evaluate a variety of factors consisting of:

•	practices of peer companies;
•	degree of responsibility for overall corporate performance;
•	overall compensation levels;
•	changes in position and/or responsibilities;
•	individual performance;
•	company performance;
•	total stockholder return;
•	degree of performance risk in the equity grant program;
•	potential dilution of our overall equity grants;
•	accumulated realized and unrealized value of past equity awards;
•	associated expenses of equity awards;
•	the recommendations of the Chairman of the Board, and of the Chief Executive Officer regarding the other executive officers; and
•	data and context provided by our compensation consultant.

Historically, we have referenced peer company compensation data for context on pay levels and performance requirements compared to our peers. We do not target specific percentiles, but use them as reference and consideration of reasonableness in light of past and future performance expectations and relative internal compensation levels.  We generally have not given significant consideration to the value of existing equity award holdings because we want to ensure that our equity compensation is competitive for the position on an annualized basis and we want to provide an incentive from the date of grant. However, we periodically review and consider the in-the-money value of existing award holdings (inclusive of stock sales proceeds over the previous three years) of our executive officers in connection with our review of equity compensation practices to determine if wealth creation is aligning with performance and the amount of unvested equity in place for retention.  In evaluating 2014 equity award levels, we also considered the annualized number of special performance stock options granted to the named executive officers in 2013, annualized over their anticipated vesting period.
Emphasis on Performance-Based Awards
Although we consider time-based stock options to be performance-based because the stock price must increase after the grant for value to be realized, we believe that the performance nature of our equity grants is further enhanced by making a majority of equity grants in the form of performance options or performance restricted stock units that are earned for achieving multi-year performance goals. Accordingly, as reflected in the following table, each of the named executive officers was granted 50% or more of their equity awards and 67% or more of their grant value in the form of performance stock options and performance restricted stock units.

				Percentage Performance-Based
Named Executive Officer	Performance Stock Options	Performance Restricted Stock Units	Time-Based Stock Options	Number of Awards	Grant Date Fair Value

M. Truman Hunt	—	45,000	—	100%	100%
Ritch N. Wood	8,600	5,100	13,600	50%	68%
Joseph Y. Chang	8,600	5,100	13,600	50%	68%
Daniel R. Chard	8,600	5,100	13,600	50%	68%
D. Matthew Dorny	6,500	3,500	9,900	50%	67%

Our performance-based equity awards generally become eligible for vesting based on the achievement of adjusted earnings per share performance levels, measured in terms of diluted earnings per share excluding certain predetermined items. Due to our strong 2013 operating results, the terms of the performance-based equity awards that were granted in March 2014 give named executive officers the opportunity to earn up to 200% of their target award rather than our historical maximum of 100% if performance meets certain pre-defined, "stretch" levels. Consistent with our historical practice, named executive officers earn 100% of their target award if performance is at goal level, and they earn 50% of their target award if performance is at the minimum level. In addition, the 2014 performance-based equity awards are divided into three equal tranches, which are contingent on performance over 2014, 2015 and 2016, respectively. Prior to 2014, our performance-based equity awards were divided into tranches that were contingent on performance over two years. The change in 2014 was to focus performance-based equity award earnout on long-term operating performance over three years.
Our equity awards contain clawback provisions that allow the Committee to recover the gains from the exercise or vesting of any equity awards if an executive materially breaches certain contractual obligations or covenants, including non-compete and non-solicitation covenants, or willfully engages in or is convicted of certain illegal activity, fraud or other misconduct. In such event, we may terminate the outstanding awards of such executive and recover any gains from the exercise or vesting of equity awards during the twelve months preceding the act or anytime thereafter.
Forfeiture of Performance Awards Contingent on 2014 Performance
For the tranche of our annual performance-based equity awards granted in March 2014 that was contingent on 2014 performance, the minimum, goal and stretch adjusted earnings per share levels were $5.93, $6.70 and $8.53, respectively. These levels were based on expectations as of the beginning of 2014; the Committee decided not to relax or change the goals despite the disruption of our Mainland China business that began during the first quarter. Our 2014 adjusted earnings per share goal performance level of $6.70 reflected above-median growth relative to our peer group at the time the goals were established.  Our 2014 actual adjusted earnings per share as calculated for purposes of the performance awards were $3.11. This amount is less than our pre-established minimum performance levels of $5.93 for the March 2014 awards and of $4.15 for the February 2013 awards.  As a result, our executive officers forfeited all performance-based equity awards that were based on 2014 performance.
The following table summarizes the performance-based equity awards that were forfeited as a result of 2014 performance falling short of all previously set expectations and performance goals. It also includes the grant date fair values for such awards, which values were included in the Summary Compensation Table for the year in which the grants were made.

Name	Grant Date	Award Type	Number of Underlying Shares That Were Forfeited (#)(1)	Grant Date Fair Value ($)

M. Truman Hunt	2/15/2013	Performance-Based Restricted Stock Units	37,500	1,434,375
	3/31/2014	Performance-Based Restricted Stock Units	15,000	1,222,050
			52,500	2,656,425

Ritch N. Wood	2/15/2013	Performance-Based Stock Options	8,750	99,969
	2/15/2013	Performance-Based Restricted Stock Units	5,000	191,250
	3/31/2014	Performance-Based Stock Options	2,866	76,121
	3/31/2014	Performance-Based Restricted Stock Units	1,700	138,499
			18,317	505,839

Joseph Y. Chang	2/15/2013	Performance-Based Stock Options	3,750	42,844
	2/15/2013	Performance-Based Restricted Stock Units	2,500	95,625
	3/31/2014	Performance-Based Stock Options	2,866	76,121
	3/31/2014	Performance-Based Restricted Stock Units	1,700	138,499
			10,817	353,089

Daniel R. Chard	2/15/2013	Performance-Based Stock Options	8,750	99,969
	2/15/2013	Performance-Based Restricted Stock Units	5,000	191,250
	3/31/2014	Performance-Based Stock Options	2,866	76,121
	3/31/2014	Performance-Based Restricted Stock Units	1,700	138,499
			18,317	505,839

D. Matthew Dorny	2/15/2013	Performance-Based Stock Options	3,750	42,844
	2/15/2013	Performance-Based Restricted Stock Units	2,500	95,625
	3/31/2014	Performance-Based Stock Options	2,166	57,529
	3/31/2014	Performance-Based Restricted Stock Units	1,166	94,994
			9,584	290,992

(1)	Reflects the number of shares of stock that would have become eligible for vesting or exercisable if performance had been achieved at the goal performance level, the same number used for calculating grant date fair value for purposes of the Summary Compensation Table in the respective year.
Timing of Equity Grants
Our normal schedule is to grant equity awards two times per year to average stock price volatility and allow more comprehensive consideration of performance.  In March 2014, we granted annual performance-based restricted stock units to each of the named executive officers.  We also granted annual performance-based stock options and approximately half of the annual time-based stock options to each of the named executive officers except for Mr. Hunt, to whom the Committee determined not to grant any stock options of any kind in 2014 due to our performance.  In December 2014, we granted the remaining half of annual time-based stock options to each of the named executive officers except for Mr. Hunt, whose award was withheld due to 2014 performance.
For the named executive officers except for Mr. Hunt, we split the annual time-based options into two semi-annual grants rather than one annual grant to allow for option exercise price averaging, overlapping vesting, more regular consideration of individual performance and consideration of the most recent say-on-pay stockholder vote results. The Committee meets on or before each grant date to review the award list and approve the grant. We set the exercise price for stock options at the closing price of our stock on the date of grant.

Stock Ownership Guidelines
Our stock ownership guidelines are designed to motivate our executive officers to consider the long-term consequences of business strategies and to provide a level of long-term performance risk with respect to our compensation programs. These guidelines provide that executive officers must retain 50% to 75% of the net shares (after payment of the exercise price and related taxes) with respect to any equity award unless the individual holds a number of shares equal to the ownership levels set forth in the guidelines. The ownership levels are phased in over five years from appointment as an executive officer. Unvested equity awards and vested options are not counted in determining whether an executive officer holds shares equal to or greater than the designated level. At the end of the five-year phase-in period, the designated ownership levels are set at 100,000 shares for our Chief Executive Officer and 25,000 shares for our other executive officers. As of March 15, 2015, based on the most recent closing price of $55.74 for our Class A Common Stock on the NYSE, these levels of ownership were valued at $5,574,000 and $1,393,500, respectively. Based on these values, the ownership level required for our Chief Executive Officer represents approximately 5.6 times Mr. Hunt's 2014 base salary and the ownership level required for executive officers represents approximately 2.7 times the average of the 2014 base salaries of Messrs. Wood, Chang, Chard and Dorny. As of March 15, 2015, all of our named executive officers owned more than the designated number of shares under our stock ownership guidelines.
Retirement and Other Post-Termination Benefits
Our executive officers do not participate in any pension or defined benefit plan. We believe it is important for retention purposes to provide executive officers with a meaningful opportunity to accumulate savings for their retirement. To accomplish this objective, we maintain both a tax-qualified 401(k) plan and a nonqualified deferred compensation plan. We do not make any matching contributions for named executive officers under the deferred compensation plan. We do make a discretionary contribution of up to 10% of each executive officer's salary, which is allocated between the executive officer's 401(k) and deferred compensation plan accounts. Discretionary contributions to an executive officer's 401(k) plan account vest 20% per year for the first five years of service. Discretionary contributions to an executive officer's deferred compensation plan account vest 50% at 10 years of service and 5% each year thereafter. Vested company contributions in the deferred compensation plan will not be paid out, however, if the participant competes with us during the one-year period following termination of employment. This non-compete limitation terminates after the participant has reached 20 years of service or age 60.
As more fully described and quantified below under the section titled "Employment Agreements" and in the table titled "Potential Payments Upon Termination or Change in Control," we have executive employment agreements with each of the named executive officers that provide for certain change in control and termination benefits. We do not provide excise tax gross-up protection to any of our named executive officers. Any cash severance payment or accelerated vesting of equity in connection with a change in control requires a qualifying termination of employment. We believe these double-trigger post-termination benefits provide reasonable protections to employees who may be terminated following a change in control. It also assists us in retaining their services in the event of a potential change in control. We believe such arrangements are in the best interests of us and our stockholders if they are reasonable in amount and scope, because they can help to retain key employees during a change in control process.
Perquisites and Other Personal Benefits
We provide our executive officers and other key employees with other limited benefits and perquisites. These consist of, among other things, payments for term life insurance, use of company-provided vehicles, properties, sporting event tickets, company products, sales force event-related spouse travel and prizes at company parties. We do not reimburse executive officers for the income taxes associated with these perquisites except for limited business-related perquisites such as spouse travel to sales force events where the spouse is expected to attend and help entertain and participate in events with our sales force and their spouses. We have elected to pay the income taxes for these business-related perquisites because we believe they are business expenses. These benefits represent a very small portion of an executive officer's overall compensation and provide a benefit to us and our stockholders. The amount of these benefits is included in footnote 5 to the Summary Compensation Table.

Tax Limitations on Deductibility
We have taken into consideration the limitation on deductibility for United States income tax purposes of compensation in excess of $1 million paid to our Chief Executive Officer and the three other most highly compensated executive officers employed at the end of the year (other than our Chief Financial Officer) by structuring a significant portion of our compensation as performance-based. Our current cash incentive plan and equity incentive plan have been approved by our stockholders, and the awards under these plans can qualify as "performance-based" for purposes of the deductibility limitations. While we try to structure compensation so that it will be deductible for income tax purposes, we also exercise judgment and may authorize compensation payments that do not comply with the exemptions in Section 162(m) when we believe that such payments are appropriate and in the best interests of us and our stockholders.
Executive Compensation Committee Report
We have reviewed and discussed with management the Compensation Discussion and Analysis to be included in this proxy statement. Based on the review and discussions referred to above, we recommend to the Board of Directors that the Compensation Discussion and Analysis referred to above be included in this proxy statement.

EXECUTIVE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

Daniel W. Campbell, Chairman
Andrew D. Lipman
Patricia A. Negrón
Neil H. Offen

Executive Compensation Tables and Accompanying Narrative
Summary Compensation Table
The following table summarizes the total compensation paid to or earned by each of the named executive officers for the fiscal years ended December 31, 2012, December 31, 2013 and December 31, 2014.
Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
M. Truman Hunt President and Chief Executive Officer	2014	1,000,000	42,402	3,613,800	—	—	102,878	4,759,080
	2013	1,000,000	42,966	2,914,313	3,596,000	2,000,000	141,557	9,694,835
	2012	988,333	42,167	3,934,500	685,000	2,000,000	129,965	7,779,965

Ritch N. Wood Chief Financial Officer	2014	530,833	23,027	409,564	552,573	—	74,786	1,590,783
	2013	505,000	22,550	388,575	2,528,063	612,000	92,426	4,148,614
	2012	473,333	20,500	524,600	604,600	576,000	74,383	2,273,417

Joseph Y. Chang Chief Scientific Officer and Executive Vice President,	2014	570,833	24,693	409,564	552,573	—	66,799	1,624,462
	2013	550,000	24,216	194,288	1,490,663	660,000	89,740	3,008,906
	2012	545,833	24,806	262,300	268,475	660,000	93,408	1,854,822
Product Development

Daniel R. Chard President, Global Sales and Operations	2014	530,833	23,027	409,564	552,573	—	73,259	1,589,256
	2013	505,000	22,550	388,575	2,528,063	612,000	87,547	4,143,735
	2012	480,000	21,940	524,600	604,600	576,000	84,725	2,291,865

D. Matthew Dorny General Counsel	2014	436,667	19,068	281,072	409,882	—	59,394	1,206,083
	2013	414,167	18,800	194,288	1,490,663	504,000	77,146	2,699,063
	2012	385,000	16,542	262,300	268,475	462,000	57,033	1,451,350

(1)	Messrs. Chang and Dorny deferred a portion of their salaries under our nonqualified deferred compensation plan, which is included in the Nonqualified Deferred Compensation – 2014 table. Each of the named executive officers also contributed a portion of his salary to our 401(k) retirement savings plan.
(2)	The amounts reported in this column include gift payments that we have historically made to all corporate employees as year‑end holiday gifts in the form of a gift certificate or similar merchant credit arrangement, or cash in an amount equal to a percentage of each employee's base salary (approximately two weeks of salary).
(3)	The amounts reported in these columns reflect the aggregate grant date fair value of equity awards computed in accordance with FASB ASC Topic 718 and, for performance-based awards, are based on the probable outcome of the performance conditions as of the grant date. The amounts do not represent amounts actually received by the named executive officers. For this purpose, the estimate of forfeitures is disregarded and the value of the stock awards is discounted to reflect that no dividends are paid prior to vesting. For information on the valuation assumptions used in calculating these amounts, refer to Note 12 to our financial statements in the Form 10-K filed for the fiscal year ended December 31, 2014.
The aggregate grant date fair value of the 2014 performance-based stock and option awards, assuming achievement of the maximum performance level, would be respectively: Mr. Hunt – $7,227,600 and $0; Mr. Wood – $819,128 and $489,746; Mr. Chang – $819,128 and $489,746; Mr. Chard – $819,128 and $489,746; and Mr. Dorny – $562,144 and $370,158. The foregoing amounts do not include the value of time-based options that were granted during 2014, which are reflected in the Option Awards column.

(4)	The amounts reported in this column are cash awards to the named executive officers made pursuant to our Amended and Restated 2010 Omnibus Incentive Plan. None of the named executive officers received a payout under these awards for 2014 because minimum performance goals were not met. See "Compensation Discussion and Analysis—Cash Incentive Bonus" for information regarding these awards.
(5)	The following table describes the components of the All Other Compensation column for 2014 in the Summary Compensation Table.
Name	Company Contributions to Deferred Compensation Plan ($)	Tax Payments ($)(a)	Life Insurance Premiums Paid by Company ($)(b)	Company Contributions to 401(k) Retirement Savings Plan ($)	Perquisites and Other Personal Benefits ($)(c)	Total ($)
M. Truman Hunt	76,700	—	1,571	10,400	14,207	102,878
Ritch N. Wood	30,200	3,064	838	10,400	30,284	74,786
Joseph Y. Chang	34,200	3,064	3,270	10,400	15,865	66,799
Daniel R. Chard	31,200	3,064	1,058	10,400	27,537	73,259
D. Matthew Dorny	21,700	2,563	1,016	10,400	23,715	59,394

(a)	This column reports amounts reimbursed by us for the payment of taxes with respect to travel of the named executive officers' spouses to sales force events where the spouse is expected to attend and help entertain and participate in events with our sales force and their spouses. We have elected not to pay the income taxes associated with non-business related perquisites. For further discussion regarding tax payments, see "Compensation Discussion and Analysis—Perquisites and Other Personal Benefits."
(b)	This column reports premiums paid to obtain term life insurance policies with coverage, as of December 31, 2014, of $500,000 for Mr. Chang and $750,000 for Messrs. Hunt, Wood, Chard and Dorny.
(c)	This column reports our incremental cost for perquisites and personal benefits provided to the named executive officers. In 2014, these included the personal use of company‑provided vehicles and properties; AAA membership; tickets, travel and hospitality for sporting events; company products; security monitoring; and spouse travel to sales force events where the spouse is expected to attend and help entertain and participate in events with our sales force and their spouses.

Grants of Plan‑Based Awards – 2014
The following table provides information about equity and non‑equity awards granted to the named executive officers in 2014.
Name	Grant Date	Estimated Future Payouts under non-Equity Incentive Plan Awards			Estimated Future Payouts under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($)(4)	Grant Date Fair Value of Stock and Option Awards ($)(5)
		Threshold ($)(1)	Target ($)(1)	Max ($)(1)	Threshold (#)(2)	Target (#)(2)	Max (#)(2)

M. Truman Hunt	3/31/2014	—	—	—	22,500	45,000	90,000	—	—	—	3,613,800
	N/A	312,500	1,250,000	3,125,000	—	—	—	—	—	—	—

Ritch N. Wood	3/31/2014	—	—	—	4,300	8,600	17,200		—	82.85	244,873
	3/31/2014	—	—	—	2,550	5,100	10,200	—	—	—	409,564
	3/31/2014	—	—	—	—	—	—	—	6,800	82.85	209,304
	12/17/2014	—	—	—	—	—	—	—	6,800	39.51	98,396
	N/A	86,938	347,750	869,375	—	—	—	—	—	—	—

Joseph Y. Chang	3/31/2014	—	—	—	4,300	8,600	17,200	—	—	82.85	244,873
	3/31/2014	—	—	—	2,550	5,100	10,200	—	—	—	409,564
	3/31/2014	—	—	—	—	—	—	—	6,800	82.85	209,304
	12/17/2014	—	—	—	—	—	—	—	6,800	39.51	98,396
	N/A	93,438	373,750	934,375	—	—	—	—	—	—	—

Daniel R. Chard	3/31/2014	—	—	—	4,300	8,600	17,200	—	—	82.85	244,873
	3/31/2014	—	—	—	2,550	5,100	10,200	—	—	—	409,564
	3/31/2014	—	—	—	—	—	—	—	6,800	82.85	209,304
	12/17/2014	—	—	—	—	—	—	—	6,800	39.51	98,396
	N/A	86,938	347,750	869,375	—	—	—	—	—	—	—

D. Matthew Dorny	3/31/2014	—	—	—	3,250	6,500	13,000	—	—	82.85	185,079
	3/31/2014	—	—	—	1,750	3,500	7,000	—	—	—	281,072
	3/31/2014	—	—	—	—	—	—	—	5,000	82.85	153,900
	12/17/2014	—	—	—	—	—	—	—	4,900	39.51	70,903
	N/A	71,500	286,000	715,000	—	—	—	—	—	—	—

(1)	The amounts reported in these columns reflect potential payouts for 2014 under our cash incentive plan if the respective levels of performance were achieved for all quarters and for the year. The amounts reported in the Threshold column reflect the potential payout if any company performance metric was at the minimum level required to receive a bonus. The amounts reported in the Target column reflect the potential payout if all company performance metrics were at goal performance levels. The amounts reported in the Max column reflect the potential payout if all company performance metrics were at or above stretch performance levels. As reflected in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table, none of the named executive officers received a payout under the cash incentive plan for 2014 because minimum performance goals were not met.
(2)	The awards reported in these columns are performance restricted stock units and performance stock options granted under our Amended and Restated 2010 Omnibus Incentive Plan. The amounts reported in these columns reflect the potential number of shares of stock that become eligible for vesting or exercisable pursuant to these performance equity awards if certain financial metrics are achieved. The amount reported in the Threshold column for each award reflects the potential number of shares of stock that become eligible for vesting or exercisable if performance is at the minimum level required for any shares of stock to become eligible for vesting or exercisable. The amount reported in the Target column for each award reflects the potential number of shares of stock that become eligible for vesting or exercisable if performance is at the goal performance level. The amount reported in the Max column for each award reflects the potential number of shares of stock that become eligible for vesting or exercisable if performance is at the level required for 200% of the target-level shares of stock to become eligible for vesting or exercisable.

(3)	The awards reported in this column are stock options granted to the named executive officers under our Amended and Restated 2010 Omnibus Incentive Plan. These stock option awards vest and become exercisable in four equal annual installments beginning approximately one year from the date of the respective grant.
(4)	This column shows the exercise price for the stock option awards granted, which in each case is the closing price of our stock on the date of the respective grant.
(5)	The amounts reported in this column reflect the aggregate grant date fair value of equity awards computed in accordance with FASB ASC Topic 718 and, for performance-based awards, are based on the probable outcome of the performance conditions as of the grant date. For this purpose, the estimate of forfeitures is disregarded and the value of the stock awards is discounted to reflect that no dividends are paid prior to vesting. For information on the valuation assumptions used in calculating these amounts, refer to Note 12 to our financial statements in the Form 10-K filed for the fiscal year ended December 31, 2014. Because the amounts reported in this column reflect the aggregate grant date fair value of the equity awards, these amounts do not reflect that certain of the equity incentive plan awards granted on March 31, 2014 did not and will not vest, nor that the exercise price of the time-based stock options granted on March 31, 2014 is currently greater than our stock price.
Narrative to Summary Compensation Table and Grants of Plan‑Based Awards Table
Employment Agreements
We have executive employment agreements with Messrs. Hunt, Wood, Chard and Dorny. Among other things, these agreements provide that:
•
Time-based equity awards granted to the executive officers will fully vest upon certain terminations of employment within six months prior to and in connection with, or within two years following, a change in control;

•	No excise tax protections will be provided for termination payments;
•	The executive officers will be bound by certain covenants, including non-solicitation, non-competition and non-endorsement, that are in addition to, or supersede, previous key employee covenants;
•	The executive officers will be entitled to the following termination payments in addition to salary and benefits earned prior to termination:

Termination Upon Death or Disability:
(a)	A lump sum equal to the pro-rata portion of the executive officer's target bonus for any outstanding bonus cycle; and
(b)	Salary continuation for up to 90 days in certain circumstances related to a disability.

Resignation for Good Reason or Other Termination Without Cause:
(a)	A lump sum equal to the cost of twelve months of health care continuation coverage;
(b)	A lump sum equal to the pro-rata portion of the executive officer's earned bonus, if any, for each outstanding bonus cycle;
(c)	For Mr. Hunt, continuation of annual salary for a period of 24 months; and
(d)	For Messrs. Wood, Chard and Dorny, continuation of annual salary for a period of 15 months.
Termination or Resignation for Good Reason in Connection with a Change in Control:
(a)	A lump sum equal to the cost of twelve months of health care continuation coverage;
(b)	A lump sum equal to the pro-rata portion of the executive officer's target bonus for any outstanding bonus cycle;
(c)	For Mr. Hunt, a lump sum amount equal to two times annual salary and target bonus; and
(d)	For Messrs. Wood, Chard and Dorny, a lump sum amount equal to 1.25 times annual salary and target bonus.
Other Resignation:
(a)	For Mr. Hunt, continuation of annual salary for a restricted period of up to two years, during which non-solicitation, non-competition and non-endorsement covenants remain in effect; and
(b)
For Messrs. Wood, Chard and Dorny, continuation of 75% of annual salary for a restricted period of up to one year, during which non-solicitation, non-competition and non-endorsement covenants remain in effect.

We also had an employment agreement with Mr. Chang throughout 2014 that provided, among other things, the following for 2014:
•
Mr. Chang is entitled to annual retention bonuses for continued employment at the end of each year in the amount of $300,000 for 2014, offset by any cash incentive bonus for the respective year, although Mr. Chang agreed to waive his right to this bonus for 2014;

•	All of Mr. Chang's equity awards vest upon a termination in connection with a change in control;
•	If Mr. Chang is terminated without cause prior to the end of 2014, he will be entitled to the following termination payments in addition to salary and benefits earned prior to termination:
(a)	Continuation of annual salary and health care coverage and any retention and cash incentive bonuses that would have otherwise been payable, for a period of 12 months; and
(b)	Vesting of any stock incentive awards that would have otherwise vested during such 12‑month period;
•	Following his employment, Mr. Chang will be entitled to a four‑year consulting contract with us for $250,000 per year; and
•	Our obligations under this agreement are contingent upon various restrictive covenants, including, among others, non‑competition, non‑solicitation, non‑endorsement and confidentiality.

In 2015, we entered into a new employment agreement with Mr. Chang that does not entitle him to any retention bonuses or other guaranteed bonuses and includes other terms that are set forth in our Form 8-K filed with the Securities and Exchange Commission on April 20, 2015.
Performance Awards
For information on the terms of the equity and non-equity performance awards that were granted to named executive officers during 2014, see the "Compensation Discussion and Analysis" section of this Proxy Statement and the footnotes to the Outstanding Equity Awards at Fiscal Year-End – 2014 table.

Outstanding Equity Awards at Fiscal Year-End – 2014
The following table provides information on the holdings of equity awards by the named executive officers as of December 31, 2014.

		Option Awards					Stock Awards
Name and Award Type (1)	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)(2)(3)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)(3)(4)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(5)	Market Value of Shares or Units of Stock That Have Not Vested ($)(6)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)(5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(6)
M. Truman Hunt
SO	2/28/2005	25,000	—	—	22.33	2/28/2015	—	—	—	—
SO	8/31/2005	25,000	—	—	21.34	8/31/2015	—	—	—	—
SO	2/28/2008	25,000	—	—	16.89	2/28/2015	—	—	—	—
SO	8/11/2008	50,000	—	—	17.03	8/11/2015	—	—	—	—
SO	2/27/2009	250,000	—	—	9.40	2/27/2016	—	—	—	—
SO	6/28/2010	25,000	—	—	25.89	6/28/2017	—	—	—	—
SO	8/31/2010	25,000	—	—	25.57	8/31/2017	—	—	—	—
PSO	11/15/2010	50,000	—	—	30.43	11/15/2017	—	—	—	—
SO	2/28/2011	18,750	6,250	—	31.92	2/28/2018	—	—	—	—
SO	8/15/2011	18,750	6,250	—	39.35	8/15/2018	—	—	—	—
SO	2/9/2012	12,500	12,500	—	54.08	2/9/2019	—	—	—	—
PRSU	2/9/2012	—	—	—	—	—	18,750	819,375	—	—
SO	12/17/2012	12,500	12,500	—	44.83	12/17/2019	—	—	—	—
PRSU	2/15/2013	—	—	—	—	—	18,750	819,375	18,750	819,375
PSO	7/15/2013	—	—	18,750	77.65	7/15/2020	—	—	—	—
SO	12/9/2013	12,500	37,500	—	131.52	12/9/2020	—	—	—	—
PRSU	3/31/2014	—	—	—	—	—	—	—	22,500	983,250

Ritch N. Wood
PSO	3/2/2010	17,500	—	—	28.09	3/2/2017	—	—	—	—
SO	6/28/2010	13,750	—		25.89	6/28/2017	—	—	—	—
SO	8/31/2010	13,750	—	—	25.57	8/31/2017	—	—	—	—
PSO	11/15/2010	50,000	—	—	30.43	11/15/2017	—	—	—	—
SO	2/28/2011	10,312	3,438	—	31.92	2/28/2018	—	—	—	—
PSO	2/28/2011	17,500	—	—	31.92	2/28/2018	—	—	—	—
SO	8/15/2011	10,312	3,438	—	39.35	8/15/2018	—	—	—	—
PSO	2/9/2012	13,125	4,375	—	54.08	2/9/2019	—	—	—	—
SO	2/9/2012	6,875	6,875	—	54.08	2/9/2019	—	—	—	—
PRSU	2/9/2012	—	—	—	—	—	2,500	109,250	—	—
SO	8/31/2012	6,875	6,875	—	41.49	8/31/2019	—	—	—	—
PSO	2/15/2013	4,375	4,375	4,375	41.27	2/15/2020	—	—	—	—
SO	2/15/2013	3,438	10,312		41.27	2/15/2020	—	—	—	—
PRSU	2/15/2013	—	—	—	—	—	2,500	109,250	2,500	109,250
PSO	7/15/2013	—	—	18,750	77.65	7/15/2020	—	—	—	—
SO	12/9/2013	3,438	10,312	—	131.52	12/9/2020	—	—	—	—
PSO	3/31/2014	—	—	4,300	82.85	3/31/2021	—	—	—	—
SO	3/31/2014	—	6,800	—	82.85	3/31/2021	—	—	—	—
PRSU	3/31/2014	—	—	—	—	—	—	—	2,550	111,435
SO	12/17/2014	—	6,800	—	41.52	12/17/2021	—	—	—	—

		Option Awards					Stock Awards
Name and Award Type (1)	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)(2)(3)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)(3)(4)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(5)	Market Value of Shares or Units of Stock That Have Not Vested ($)(6)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)(5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(6)
Joseph Y. Chang
SO	2/27/2009	37,500	—	—	9.40	2/27/2016	—	—	—	—
PSO	3/2/2010	5,625	—	—	28.09	3/2/2017	—	—	—	—
SO	6/28/2010	3,125	—	—	25.89	6/28/2017	—	—	—	—
SO	8/31/2010	4,688	—	—	25.57	8/31/2017	—	—	—	—
PSO	11/15/2010	50,000	—	—	30.43	11/15/2017	—	—	—	—
SO	2/28/2011	4,687	1,563	—	31.92	2/28/2018	—	—	—	—
PSO	2/28/2011	7,500	—	—	31.92	2/28/2018	—	—	—	—
SO	8/15/2011	4,687	1,563	—	39.35	8/15/2018	—	—	—	—
PSO	2/9/2012	5,625	1,875	—	54.08	2/9/2019	—	—	—	—
SO	2/9/2012	3,125	3,125	—	54.08	2/9/2019	—	—	—	—
PRSU	2/9/2012	—	—	—	—	—	1,250	54,625	—	—
SO	8/31/2012	3,125	3,125	—	41.49	8/31/2019	—	—	—	—
PSO	2/15/2013	1,875	1,875	1,875	41.27	2/15/2020	—	—	—	—
PRSU	2/15/2013	—	—	—	—	—	1,250	54,625	1,250	54,625
SO	2/15/2013	1,563	4,687	—	41.27	2/15/2020	—	—	—	—
PSO	7/15/2013	—	—	12,500	77.65	7/15/2020	—	—	—	—
SO	12/9/2013	1,563	4,687	—	131.52	12/9/2020	—	—	—	—
PRSU	3/31/2014	—	—	—	—	—	—	—	2,550	111,435
PSO	3/31/2014	—	—	4,300	82.85	3/31/2021	—	—	—	—
SO	3/31/2014	—	6,800	—	82.85	3/31/2021	—	—	—	—
SO	12/17/2014	—	6,800	—	41.52	12/17/2021	—	—	—	—

Daniel R. Chard
SO	2/28/2005	10,000	—	—	22.33	2/28/2015	—	—	—	—
SO	2/28/2008	17,500	—	—	16.89	2/28/2015	—	—	—	—
SO	8/11/2008	17,500	—	—	17.03	8/11/2015	—	—	—	—
SO	2/27/2009	42,500	—	—	9.40	2/27/2016	—	—	—	—
PSO	3/2/2010	17,500	—	—	28.09	3/2/2017	—	—	—	—
SO	6/28/2010	13,750	—	—	25.89	6/28/2017	—	—	—	—
SO	8/31/2010	13,750	—	—	25.57	8/31/2017	—	—	—	—
PSO	11/15/2010	50,000	—	—	30.43	11/15/2017	—	—	—	—
SO	2/28/2011	10,312	3,438	—	31.92	2/28/2018	—	—	—	—
PSO	2/28/2011	17,500	—	—	31.92	2/28/2018	—	—	—	—
SO	8/15/2011	10,312	3,438	—	39.35	8/15/2018	—	—	—	—
PSO	2/9/2012	13,125	4,375	—	54.08	2/9/2019	—	—	—	—
SO	2/9/2012	6,875	6,875	—	54.08	2/9/2019	—	—	—	—
PRSU	2/9/2012	—	—	—	—	—	2500	109,250	—	—
SO	8/31/2012	6,875	6,875	—	41.49	8/31/2019	—	—	—	—
PSO	2/15/2013	4,375	4,375	4,375	41.27	2/15/2020	—	—	—	—
SO	2/15/2013	3,438	10,312	—	41.27	2/15/2020	—	—	—	—
PRSU	2/15/2013	—	—	—	—	—	2,500	109,250	2,500	109,250
PSO	7/15/2013	—	—	18,750	77.65	7/15/2020	—	—	—	—
SO	12/9/2013	3,438	10,312	—	131.52	12/9/2020	—	—	—	—
PRSU	3/31/2014	—	—	—	—	—	—	—	2,550	111,435
PSO	3/31/2014	—	—	4,300	82.85	3/31/2021	—	—	—	—
SO	3/31/2014	—	6,800	—	82.85	3/31/2021	—	—	—	—
SO	12/17/2014	—	6,800	—	41.52	12/17/2021	—	—	—	—

		Option Awards					Stock Awards
Name and Award Type (1)	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)(2)(3)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)(3)(4)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(5)	Market Value of Shares or Units of Stock That Have Not Vested ($)(6)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)(5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(6)
D. Matthew Dorny
SO	2/28/2005	12,500	—	—	22.33	2/28/2015	—	—	—	—
SO	8/31/2005	12,500	—	—	21.34	8/31/2015	—	—	—	—
SO	2/28/2008	5,000	—	—	16.89	2/28/2015	—	—	—	—
SO	8/11/2008	12,250	—	—	17.03	8/11/2015	—	—	—	—
SO	2/27/2009	29,750	—	—	9.40	2/27/2016	—	—	—	—
PSO	3/2/2010	7,500	—	—	28.09	3/2/2017	—	—	—	—
SO	6/28/2010	6,250	—	—	25.89	6/28/2017	—	—	—	—
SO	8/31/2010	6,250	—	—	25.57	8/31/2017	—	—	—	—
PSO	11/15/2010	50,000	—	—	30.43	11/15/2017	—	—	—	—
SO	2/28/2011	4,687	1,563	—	31.92	2/28/2018	—	—	—	—
PSO	2/28/2011	7,500	—	—	31.92	2/28/2018	—	—	—	—
SO	8/15/2011	4,687	1,563	—	39.35	8/15/2018	—	—	—	—
PSO	2/9/2012	5,625	1,875	—	54.08	2/9/2019	—	—	—	—
SO	2/9/2012	3,125	3,125	—	54.08	2/9/2019	—	—	—	—
PRSU	2/9/2012	—	—	—	—	—	1,250	54,625	—	—
SO	8/31/2012	3,125	3,125	—	41.49	8/31/2019	—	—	—	—
PSO	2/15/2013	1,875	1,875	1,875	41.27	2/15/2020	—	—	—	—
SO	2/15/2013	1,563	4,687	—	41.27	2/15/2020	—	—	—	—
PRSU	2/15/2013	—	—	—	—	—	1,250	54,625	1,250	54,625
PSO	7/15/2013	—	—	12,500	77.65	7/15/2020	—	—	—	—
SO	12/9/2013	1,563	4,687	—	131.52	12/9/2020	—	—	—	—
PRSU	3/31/2014	—	—	—	—	—	—	—	1,750	76,475
PSO	3/31/2014	—	—	3,250	82.85	3/31/2021	—	—	—	—
SO	3/31/2014	—	5,000	—	82.85	3/31/2021	—	—	—	—
SO	12/17/2014	—	4,900	—	41.52	12/17/2021	—	—	—	—

(1)	Award types are as follows:
SO	Time-Based Stock Options
PSO	Performance-Based Stock Options
PRSU	Performance-Based Restricted Stock Units

(2)	Time-Based Stock Options
Grant	Vesting Schedule

2/28/2011	Vest in four equal annual installments, the first of which vested on February 15, 2012.

8/15/2011	Vest in four equal annual installments, the first of which vested on August 15, 2012.

2/9/2012	Vest in four equal annual installments, the first of which vested on February 15, 2013.

8/31/2012 12/17/2012	Vest in four equal annual installments, the first of which vested on August 15, 2013.

12/9/2013	Vest in four equal annual installments, the first of which vested on August 15, 2014.

3/31/2014	Vest in four equal annual installments, the first of which vested on February 15, 2015.

12/17/2014	Vest in four equal annual installments, the first of which vests on August 15, 2015.

All other grants	Vest in four equal annual installments, the first of which vests one year from the date of grant.

(3)	Performance-Based Stock Options
Grant	Vesting Schedule

2/9/2012
Two equal tranches became eligible for vesting based on the achievement of adjusted earnings per share performance levels, measured in terms of diluted earnings per share excluding certain predetermined items. The portions of the first and second tranches that became eligible for vesting were determined by the adjusted earnings per share achieved in 2012 and 2013, respectively. The portion of the first tranche that became eligible for vesting vested in two equal annual installments, the first of which vested on March 2, 2013. The portion of the second tranche that became eligible for vesting vested in two equal annual installments, the first of which vested on March 2, 2014.

2/15/2013
Two equal tranches become eligible for vesting based on the achievement of adjusted earnings per share performance levels, measured in terms of diluted earnings per share excluding certain predetermined items. The portion of the first tranche that became eligible for vesting was determined by adjusted earnings per share achieved in 2013. That portion vested in two equal annual installments, the first of which vested on March 2, 2014. No portion of the second tranche became eligible for vesting based on adjusted earnings per share achieved in 2014, and the second tranche therefore terminated as of March 2, 2015.

7/15/2013
Vests in four equal tranches based on the achievement of adjusted earnings per share performance levels, measured in terms of diluted earnings per share excluding certain predetermined items. The first, second, third and fourth tranches are contingent on achievement of adjusted earnings per share of $6.00, $8.00, $10.00 and $12.00, respectively, over a rolling four-quarter period. Vesting occurs on the date the Compensation Committee approves the calculation of adjusted earnings per share for the respective tranche. Upon any change in control, the next unvested tranche shall be deemed to be vested immediately prior to such change in control, and any remaining unvested tranche shall be cancelled. The unvested portion of these performance stock options will be terminated if the adjusted earnings per share goals are not achieved based on performance through December 2019, or partially terminated earlier if annualized adjusted earnings per share fall below certain thresholds after December 2016.

3/31/2014
Vests in three equal tranches based on the achievement of adjusted earnings per share performance levels, measured in terms of diluted earnings per share excluding certain predetermined items. No portion of the first tranche became eligible for vesting based on adjusted earnings per share achieved in 2014, and the first tranche therefore terminated as of March 10, 2015. The portions of the second and third tranches that become eligible for vesting are determined by adjusted earnings per share reaching pre-determined levels in 2015 and 2016, respectively. Vesting occurs on the date the Compensation Committee approves the calculation of adjusted earnings per share for the respective tranche. Vesting is accelerated upon the participant's termination (including constructive termination) in connection with a change in control. Any portions of the tranches that do not become eligible for vesting will immediately terminate following the Committee's approval of the calculation of adjusted earnings per share for such tranche.

(4)	These columns report the potential number of shares of stock that become eligible for vesting or exercisable if performance is at the minimum level required for any shares of stock to become eligible for vesting or exercisable.
(5)	Performance-Based Restricted Stock Units
Grant	Vesting Schedule

2/9/2012
Two equal tranches became eligible for vesting based on the achievement of adjusted earnings per share performance levels, measured in terms of diluted earnings per share excluding certain predetermined items. The portions of the first and second tranches that became eligible for vesting were determined by the adjusted earnings per share achieved in 2012 and 2013, respectively. The portion of the first tranche that became eligible for vesting vested in two equal annual installments, the first of which vests on March 2, 2013. The portion of the second tranche that became eligible for vesting vested in two equal annual installments, the first of which vested on March 2, 2014.

2/15/2013
Two equal tranches become eligible for vesting based on the achievement of adjusted earnings per share performance levels, measured in terms of diluted earnings per share excluding certain predetermined items. The portion of the first tranche that became eligible for vesting was determined by adjusted earnings per share achieved in 2013. That portion vested in two equal annual installments, the first of which vested on March 2, 2014. No portion of the second tranche became eligible for vesting based on adjusted earnings per share achieved in 2014, and the second tranche therefore terminated as of March 2, 2015.

3/31/2014
Vests in three equal tranches based on the achievement of adjusted earnings per share performance levels, measured in terms of diluted earnings per share excluding certain predetermined items. No portion of the first tranche became eligible for vesting based on adjusted earnings per share achieved in 2014, and the first tranche therefore terminated as of March 10, 2015. The portions of the second and third tranches that become eligible for vesting are determined by adjusted earnings per share reaching pre-determined levels in 2015 and 2016, respectively. Vesting occurs on the date the Compensation Committee approves the calculation of adjusted earnings per share for the respective tranche. Vesting is accelerated upon the participant's termination (including constructive termination) in connection with a change in control. Any portions of the tranches that do not become eligible for vesting will immediately terminate following the Committee's approval of the calculation of adjusted earnings per share for such tranche.

(6)	The market value of the restricted stock units reported in these columns is based on the closing market price of our stock on December 31, 2014, which was $43.70.

Option Exercises and Stock Vested – 2014
The following table provides information on stock option exercises and vesting of stock awards for the named executive officers during 2014.
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
M. Truman Hunt	100,000	4,345,500	75,000	5,875,500
Ritch N. Wood	—	—	10,000	783,400
Joseph Y. Chang	120,000	3,246,000	15,000	828,700
Daniel R. Chard	—	—	10,000	783,400
D. Matthew Dorny	17,500	367,625	5,000	391,700

(1)	Value realized on exercise of stock options is equal to the number of options exercised multiplied by the market value of our common stock at exercise less the exercise price, and is calculated before payment of any applicable withholding taxes and broker commissions.
(2)	Value realized on vesting of restricted stock units is equal to the number of restricted stock units vested multiplied by the market value of our common stock on the vesting date, and is calculated before payment of any applicable withholding taxes and broker commissions.
Nonqualified Deferred Compensation
Pursuant to our nonqualified Deferred Compensation Plan, certain employees, including the named executive officers, may elect to defer up to 80% of his or her base salary and up to 100% of bonus (minus applicable withholding requirements) that otherwise would be payable in a calendar year. Deferral elections are made prior to the calendar year in which the deferred salary or bonus will be earned. Additionally, we may also elect to contribute money (historically 10% of base salary) to the participant's deferred compensation.
Earnings and losses on deferred compensation are based on market rates and earnings and losses on participant selected investment funds available under our Deferred Compensation Plan. All amounts a participant elects to defer, adjusted for earnings and losses thereon, are 100% vested at all times. All amounts we elect to contribute to a participant's account, adjusted for earnings and losses thereon, vest as to 50% upon 10 years of employment with us, and vest an additional 5% for each year of employment with us thereafter until such amounts are 100% vested upon 20 years of employment with us. In addition, all amounts become 100% vested upon the participant attaining 60 years of age, upon the participant's death or disability as defined in the plan, or otherwise at the discretion of the Executive Compensation Committee.
For participants who received company contributions prior to January 1, 2015, our Deferred Compensation Plan also provides a death benefit that will pay, upon a participant's death prior to the commencement of benefit payments, an amount equal to the participant's deferrals, adjusted for earnings and losses thereon, plus the greater of (i) the vested portion of company contributions, adjusted for earnings and losses thereon, or (ii) five times such participant's average base salary for the previous three years. All distributions under the Deferred Compensation Plan are payable in cash, and the participant may elect either a lump sum payment or monthly, quarterly, or annual installments over a maximum of 15 years.

The following table shows the investment funds available under our Deferred Compensation Plan and their annual rates of return for the fiscal year ended December 31, 2014, as reported by the administrator of the plan.
Name of Fund	Rate of Return	Name of Fund	Rate of Return
Advisor Managed Portfolio - Conservative Allocation	1.57%	Delaware VIP U.S. Growth Series - Standard Class	12.78%
Advisor Managed Portfolio - Moderate Allocation	1.37%	LVIP Delaware Social Awareness - Standard Class	15.20%
Advisor Managed Portfolio - Moderate Growth Allocation	1.64%	LVIP Delaware Special Opportunities - Standard Class	7.63%
Advisor Managed Portfolio - Growth Allocation	0.89%	Fidelity VIP Mid Cap - Service Class	6.20%
Advisor Managed Portfolio - Aggressive Allocation	-0.00%	Delaware VIP Small Cap Value Series - Standard Class	5.86%
LVIP Money Market - Standard Class	0.03%	Deutsche Small Cap Index VIP - Class A	4.74%
American Century VP Inflation Protection - Class 2	3.30%	LVIP Baron Growth Opportunities - Service Class	4.85%
LVIP PIMCO Low Duration Bond - Standard Class	n/a	American Funds Global Growth - Class 2	2.31%
LVIP Delaware Bond - Standard Class	5.98%	American Funds Global Small Capitalization - Class 2	2.12%
Delaware VIP High Yield Series - Standard Class	-0.29%	Templeton Growth VIP - Class 1	-2.53%
Templeton Global Bond VIP - Class 1	2.12%	AllianceBernstein VPS International Value - Class A	-6.21%
Franklin Income VIP - Class 1	4.92%	American Funds International - Class 2	-2.65%
Delaware VIP Value Series - Standard Class	13.99%	Delaware VIP Emerging Markets Series - Standard Class	-8.06%
Franklin Mutual Shares VIP - Class 1	7.38%	MFS VIT Utilities Series - Initial Class	12.73%
Deutsche Equity 500 Index VIP - Class A	13.39%	Delaware VIP REIT Series - Standard Class	29.46%

Nonqualified Deferred Compensation – 2014
The following table provides information on compensation under our nonqualified Deferred Compensation Plan for the year 2014.
Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(1)	Aggregate Earnings in Last FY ($)(1)	Aggregate Withdrawals / Distributions	Aggregate Balance at Last FYE ($)(1)
M. Truman Hunt	—	76,700	322	—	5,564,507
Ritch N. Wood	—	30,200	504	—	669,169
Joseph Y. Chang	54,687	34,200	2,456	—	6,167,758
Daniel R. Chard	—	31,200	365	—	531,576
D. Matthew Dorny	47,917	21,700	2,068	—	744,385

(1)	Executive and registrant contribution amounts are and have been reflected in the 2014 Summary Compensation Table and prior years' summary compensation tables, as applicable. Aggregate earnings are not reflected in the 2014 Summary Compensation Table and were not reflected in prior years' summary compensation tables.
Potential Payments Upon Termination or Change in Control
The information below describes the compensation that would become payable under existing plans and arrangements if the named executive officer's employment had terminated on December 31, 2014, given the named executive officer's compensation and service levels as of such date, and if applicable, based on our closing stock price on that date. Except as noted below, all amounts would be payable as a lump sum upon termination, except deferred compensation, which may be payable as a lump sum or in installments at the election of the named executive officer. These benefits are in addition to benefits available generally to salaried employees, such as disability benefits and distributions under our 401(k) plan. In addition, certain non-competition and other obligations of the named executive officers relating to these payments are described above under the section titled "Narrative to Summary Compensation Table and Grants of Plan‑Based Awards Table—Employment Agreements."

Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be different. Factors that could affect these amounts include the timing during the year of any such event, our stock price and the named executive officer's age.

Name	Voluntary Termination ($)	Involuntary Termination for cause ($)	Involuntary Termination Not for cause ($)	Termination (Including Constructive Termination) in Connection with Change of Control ($)	Death ($)(1)	Disability ($)
M. Truman Hunt
Severance(2)	2,000,000	—	2,000,000	5,281,250	781,250	1,031,250
Equity(3)	—	—	—	5,344,813	—	—
Deferred Compensation(4)	5,564,507	5,564,507	5,564,507	5,564,507	9,311,334	5,564,507
Health Benefits(5)	—	—	15,306	15,306	—	—
Excise Tax	—	—	—	—	—	—
Total	7,564,507	5,564,507	7,579,813	16,205,876	10,092,584	6,595,757

Ritch N. Wood
Severance(2)	401,250	—	668,750	1,320,781	217,344	351,094
Equity(3)	—	—	—	781,032	—	—
Deferred Compensation(4)	669,169	669,169	669,169	669,169	2,515,278	669,169
Health Benefits(5)	—	—	15,345	15,345	—	—
Excise Tax	—	—	—	—	—	—
Total	1,070,419	669,169	1,353,264	2,786,327	2,732,622	1,020,263

Joseph Y. Chang
Severance(6)	1,000,000	1,000,000	1,698,750	1,698,750	—	1,143,750
Equity(3)	—	—	153,388	504,257	—	—
Deferred Compensation(4)	6,167,758	6,167,758	6,167,758	6,167,758	7,956,503	6,167,758
Health Benefits(5)	—	—	15,555	15,555	—	—
Excise tax	—	—	—	—	—	—
Total	7,167,758	7,167,758	8,035,451	8,386,320	7,956,503	7,311,508

Daniel R. Chard
Severance(2)	401,250	—	668,750	1,320,781	217,344	351,094
Equity(3)	—	—	—	755,974	—	—
Deferred Compensation(4)	425,261	425,261	425,261	425,261	2,526,389	425,261
Health Benefits(5)	—	—	15,345	15,345	—	—
Excise tax	—	—	—	—	—	—
Total	826,511	425,261	1,109,356	2,517,361	2,743,733	776,355

D. Matthew Dorny
Severance(2)	330,000	—	550,000	1,086,250	178,750	288,750
Equity(3)	—	—	—	430,195	—	—
Deferred Compensation(4)	638,815	638,815	638,815	638,815	2,276,256	638,815
Health Benefits(5)	—	—	15,345	15,345	—	—
Excise tax	—	—	—	—	—	—
Total	968,815	638,815	1,204,160	2,170,605	2,455,006	927,565

(1)	The amounts reported in this column do not include the proceeds payable on death from term life insurance policies for which we pay the premiums, with coverage, as of December 31, 2014, of $500,000 for Mr. Chang and $750,000 for Messrs. Hunt, Wood, Chard and Dorny.
(2)	We have employment agreements with Messrs. Hunt, Wood, Chard and Dorny. Among other things, these agreements provide for the following termination payments in addition to salary and benefits earned prior to termination:
(a)        Voluntary termination:
(i)	For Mr. Hunt, continuation of annual salary for a restricted period of up to two years, during which non-solicitation, non-competition and non-endorsement covenants remain in effect; and
(ii)	For Messrs. Wood, Chard and Dorny, continuation of 75% of annual salary for a restricted period of up to one year, during which non-solicitation, non-competition and non-endorsement covenants remain in effect.
(b)        Involuntary termination not for cause (including constructive termination):
(i)	A lump sum equal to the pro-rata portion of the executive officer's earned bonus, if any, for each outstanding bonus cycle;
(ii)	For Mr. Hunt, continuation of annual salary for a period of 24 months; and
(iii)	For Messrs. Wood, Chard and Dorny, continuation of annual salary for a period of 15 months.
(c)        Termination (including constructive termination) in connection with a change in control:
(i)	A lump sum equal to the pro-rata portion of the executive officer's target bonus for any outstanding bonus cycle;
(ii)	For Mr. Hunt, a lump sum amount equal to two times annual salary and target bonus; and
(iii)	For Messrs. Wood, Chard and Dorny, a lump sum amount equal to 1.25 times annual salary and target bonus.
(d)        Termination upon death or disability:
(i)	A lump sum equal to the pro-rata portion of the executive officer's target bonus for any outstanding bonus cycle; and
(ii)	Salary continuation for up to 90 days in certain circumstances related to a disability.
(3)	The amounts payable under the equity category, in the case of stock option awards, are based on the difference between the $43.70 closing price of our stock on December 31, 2014 and the exercise price of the applicable award, multiplied by the number of unvested shares subject to the award. The amounts payable under the equity category in the case of restricted stock units are based on the $43.70 closing price of our stock on December 31, 2014 multiplied by the number of unvested shares subject to the applicable award.
(4)	The amounts reported for deferred compensation, other than for death, reflect only the amounts deferred by the named executive officers, the vested portion of amounts contributed by us and earnings on such amounts. We may, at our discretion, accelerate vesting of the unvested amounts contributed by us in the event of a change in control. If we were to accelerate vesting, the total amounts of deferred compensation payable to the named executive officers would be as follows: Mr. Hunt – $5,564,507; Mr. Wood – $669,169; Mr. Chang – $6,167,758; Mr. Chard – $531,576; and Mr. Dorny – $744,385.
(5)	Pursuant to their employment agreements, Messrs. Hunt, Wood, Chang, Chard and Dorny are entitled to a lump sum equal to twelve months of health care continuation coverage upon involuntary termination not for cause (including constructive termination) and termination (including constructive termination) in connection with change in control.
(6)	We had an employment agreement with Mr. Chang throughout 2014. Among other things, this agreement provided for the following termination payments for 2014 in addition to salary and benefits earned prior to termination:

(a)        Voluntary termination and involuntary termination for cause:
(i)	A four-year consulting contract with us for $250,000 per year;
(b)	Involuntary termination not for cause (including constructive termination) and termination (including constructive termination) in connection with change in control:
(i)	Continuation of annual salary for a period of 12 months, subject to optional extension.
(ii)	Continuation of any retention and cash incentive bonuses that would have otherwise been payable for a period of 12 months.
(iii)	A four-year consulting contract with us for $250,000 per year, with the first year payment replaced by other severance payments;
(iv)	All payments are subject to forfeiture for breach of key-employee covenants, including non-competition, non-endorsement, non-solicitation and confidentiality.
(c)        Termination upon death or disability:
(i)	Salary continuation for up to 90 days in certain circumstances related to a disability.
Equity Compensation Plan Information
The following table provides information as of December 31, 2014, about our Class A Common Stock that may be issued upon the exercise of options, warrants and rights under all of our existing equity compensation plans (including individual arrangements):
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)

Equity compensation plans approved by security holders	6,636,190(1)	$51.42	1,694,089(2)

Equity compensation plans not approved by security holders	—	—	—

Total	6,636,190	$51.42	1,694,089

(1)	Consists of 5,962,395 options and 673,795 restricted stock units. Excluding the impact of restricted stock units, which are exercised for no consideration, the weighted‑average exercise price of the outstanding options was $50.43 and the weighted average remaining life of the options was 3.86 years.
(2)	Consists of 1,694,089 shares available for future issuance under our Amended and Restated 2010 Omnibus Incentive Plan.

PROPOSAL 2:
 ADVISORY VOTE TO APPROVE OUR EXECUTIVE COMPENSATION
Pursuant to Section 14A of the Securities Act of 1934, as amended, we are requesting stockholder approval of a non-binding advisory resolution approving the compensation of our named executive officers as disclosed in this Proxy Statement.
The primary objectives of our executive compensation program are to successfully recruit, motivate and retain experienced and talented executives, provide competitive compensation arrangements that are tied to corporate and individual performance, and align the financial interests of our executives with those of our stockholders. The program is designed to align actual compensation payments to actual performance and to adjust upward during periods of strong performance and adjust downward when performance is short of expectations.
We believe that our executive compensation program is one of several key factors that drove our strong revenue and earnings per share growth in recent years through 2013. However, our executive compensation program is also designed to avoid rewarding performance that falls below expectations. In 2014, we reported annual revenue of approximately $2.6 billion, a 19% year-over-year decline. Diluted earnings per share decreased to $3.11 in 2014, 48% lower than the prior year. As previously disclosed, we believe the decline in our revenue was largely driven by two primary factors: (1) a significant disruption of our business in Mainland China following our voluntary suspension of business meetings and acceptance of applications for new sales representatives in response to media and regulatory scrutiny of our business in January 2014; and (2) difficult comparisons with 2013, which included significant revenue related to the global limited-time offer of ageLOC TR90. The decline in earnings per share reflects the revenue decline and two significant charges taken in 2014: a $46.3 million foreign currency charge related to the devaluation of the Venezuelan currency and the increased tax rate related to this foreign currency charge, and a $50.0 million charge for the write-down of inventory primarily in Mainland China.
Executive compensation declined considerably in 2014 as a result of our 2014 performance, and 2015 decisions to date have continued to reduce executive compensation, particularly the equity grants, in response to 2014 performance.
When compared to 2012 results, our 2014 revenues increased 20.5%, and our diluted earnings per share decreased 11.6%. We also had several positive achievements during 2014, including:
•	Continuing to develop our anti-aging product platform, with plans for the development and launch of new products over the next several years;
•	Generating $194 million in regional limited-time offer sales of ageLOC TR90 and ageLOC Tru Face Essence Ultra;
•	Providing value to our stockholders through our stock repurchase program and a 134% increase in our dividends per share from 2011 through 2014; and
•	Achieving a three-year compounded annual revenue growth rate of 14% as of December 31, 2014 despite the disruption of our Mainland China business that occurred in 2014.
Despite these successes, our 2014 revenue and earnings per share results did not meet expectations. In addition, our closing stock price on December 31, 2014 was $43.70, a 68% decline from December 31, 2013. When viewed over a longer term, our December 31, 2014 stock price was above its December 31, 2012 closing price of $37.05, and our stock price has increased during 2015, closing at $58.70 on April 28, 2015.

The 2014 compensation of our named executive officers reflects our pay-for-performance philosophy. As discussed more fully in "Pay for Performance," below, our named executive officers as a group experienced a year-over-year decline of 55% in their total compensation as reflected in the Summary Compensation Table, and our Chief Executive Officer's total compensation was down 51% from 2013 and below the 25th percentile of our peer group companies. Furthermore, based on our 2014 performance, none of our named executive officers earned any equity or non-equity performance awards that were contingent on our 2014 performance. This means that the equity compensation amounts in the Summary Compensation Table overstate the amounts earned because some awards were forfeited due to falling below our 2014 performance goals. When 2014 total compensation is adjusted to reflect the forfeiture of the 2014 equity awards that were forfeited based on 2014 performance, the year-over-year decline in all named executive officers' total compensation and in our Chief Executive Officer's total compensation is 63% and 64%, respectively.
Also, during 2014, our Chief Scientific Officer, Mr. Chang, agreed to waive his right to the retention bonus provided in his employment agreement as a means of recognizing the company's below-target performance, and in 2015, we entered into a new employment agreement with Mr. Chang that does not include any retention bonuses or other guaranteed bonuses.
Our 2015 compensation decisions to date have considered 2014 performance, with no salary increases, new challenging 2015 performance goals that reflect constant-currency growth over our annual 2014 performance, and equity awards that have 25% lower target grant value than the equity awards provided in the first quarter of 2014.  Similar to equity awards granted in 2014, many of the equity awards granted in the first quarter of 2015 are performance contingent (100% for the Chief Executive Officer), and these may not be earned if, as with the 2013 and 2014 awards that were contingent on our 2014 performance, the goals set in early 2015 are not reached over the next three years (2015–2017).
Our executive compensation program includes base salary, cash incentive bonuses, equity awards and retirement benefits. A majority of each named executive officer's target compensation is based on corporate performance, which helps align their total compensation with our actual performance. We award performance-based cash incentive bonuses designed to motivate our executive officers to achieve pre-established quarterly and annual revenue and adjusted operating income performance levels, with performance goals that tend to require above-median revenue and adjusted operating income growth rates relative to our peers.
Our executive compensation program also emphasizes long-term equity incentives, which, coupled with our stock ownership guidelines, reward sustainable performance and align the financial interests of our executives with those of our stockholders. In 2014, each of the named executive officers was granted 50% or more of their equity awards and 67% or more of their equity grant value in the form of performance stock options and performance restricted stock units. In 2014, 100% of the equity awards granted to our Chief Executive Officer were contingent on three years of operating performance, and in 2015 to date, 100% of the Chief Executive Officer's equity award has been performance contingent. Our equity awards contain clawback or recoupment provisions that allow the company to recover the gains from the exercise or vesting of any equity awards if an executive materially breaches certain contractual obligations or covenants.
See the "Compensation Discussion and Analysis" section of this Proxy Statement and the related tables and narrative disclosure for additional information regarding our compensation program for the named executive officers.

The Board of Directors recommends that stockholders approve the following advisory resolution:
RESOLVED, that the stockholders hereby approve the compensation of the company's named executive officers, as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative disclosure.
Although this advisory resolution is non-binding, the Board values input from stockholders. The Board will consider the voting results for this proposal in making future compensation decisions. For example, at our 2014 annual meeting of stockholders, approximately 94% of the votes cast were in favor of our executive compensation program. When designing our 2015 executive compensation program, our Executive Compensation Committee considered, among other things, the 2014 voting results and other feedback we received from our stockholders, which we viewed as supporting our pay philosophy and incentive framework.
We currently intend to include a stockholder advisory vote on our executive compensation program at our annual meeting of stockholders each year.
THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE APPROVAL OF THE ADVISORY RESOLUTION APPROVING THE COMPANY'S EXECUTIVE COMPENSATION.

AUDIT COMMITTEE REPORT
The Audit Committee of the Board of Directors is responsible for monitoring our financial auditing, accounting, and financial reporting processes and our system of internal controls on behalf of the Board. Our management has primary responsibility for our internal controls and reporting process. Our independent registered public accounting firm, PricewaterhouseCoopers LLP ("PwC"), is responsible for performing an independent audit of our consolidated financial statements and the effectiveness of our internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) ("PCAOB") and issuing an opinion thereon. The Audit Committee's responsibility is to monitor these processes. In this context, the Audit Committee met and held discussions with management, our internal auditors, and PwC. Management represented to the Audit Committee that the consolidated financial statements for the fiscal year 2014 were prepared in accordance with generally accepted accounting principles.
The Audit Committee hereby reports as follows:
•
The Audit Committee has reviewed and discussed the audited consolidated financial statements and accompanying management's discussion and analysis of financial condition and results of operations with our management and PwC. This discussion included PwC's judgments about the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

•	The Audit Committee also discussed with PwC the matters required to be discussed by applicable requirements of the PCAOB.
•
PwC also provided to the Audit Committee the written disclosures and the letter required by applicable requirements of the PCAOB regarding PwC's communications with the Audit Committee concerning independence, and the Audit Committee has discussed with PwC the accounting firm's independence. The Audit Committee also considered whether non‑audit services provided by PwC during the last fiscal year were compatible with maintaining the accounting firm's independence.

•
Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in our Annual Report on Form 10‑K for the year ended December 31, 2014, for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Nevin N. Andersen, Chairman
Daniel W. Campbell
Patricia A. Negrón
Thomas R. Pisano

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
Review and Approval of Related Person Transactions
Our Audit Committee Charter requires that the Audit Committee review related person transactions that are significant in size and relevant to an understanding of our financial statements, and approve or reject such transactions. Our Audit Committee Charter further requires the Audit Committee to review the policies and procedures utilized by management for the implementation of such transactions.
We have adopted a written policy and procedures with respect to related person transactions, which include specific provisions for the approval of related person transactions. Pursuant to this policy, related person transactions include a transaction, arrangement or relationship in which we and certain enumerated related persons participate and the amount involved exceeds $25,000.
In the event that a related person transaction is identified, it must be reviewed and approved or ratified by our Audit Committee. If it is impracticable for our Audit Committee to review the transaction, the transaction will be reviewed by the chair of our Audit Committee if the amount involved is less than $120,000, whereupon the chair of our Audit Committee will report to the Audit Committee the approval or disapproval of the transaction.
In reviewing and approving related person transactions, the Audit Committee or its chair is required to consider all information that the Audit Committee or its chair believes to be reasonable in light of the circumstances. The Audit Committee or its chair, as the case may be, shall approve only those related person transactions that are determined to be in, or not inconsistent with, our best interests and those of our stockholders, as the Audit Committee or its chair determines in good faith. No member of the Audit Committee shall participate in any review, consideration or approval of any related person transaction with respect to which the member or any of his or her immediate family members has an interest.
Related Person Transactions
During 2014, we paid employment compensation in excess of $120,000 to one relative of Ritch Wood. Ryan Wood, the brother of Ritch Wood, received approximately $146,808 in salary, bonuses and other compensation, and 800 restricted stock units during 2014. In addition, Ryan Wood also participated in the employee benefit plans available generally to our employees.

PROPOSAL 3:
RATIFICATION OF SELECTION OF
 INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The firm of PricewaterhouseCoopers LLP, our independent registered public accounting firm for the fiscal year ended December 31, 2014, was selected by the Audit Committee of the Board of Directors to act in the same capacity for the fiscal year ending December 31, 2015. As a matter of good corporate governance, we are asking stockholders to ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm. If the selection is not ratified, the Audit Committee will consider whether it is appropriate to select another independent registered public accounting firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of us and our stockholders. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
The following table presents approximate fees for professional services rendered by PricewaterhouseCoopers LLP for the audit of our annual financial statements for the fiscal years ending December 31, 2014 and December 31, 2013 and approximate fees billed for other services rendered by PricewaterhouseCoopers LLP during those periods.
	Fiscal 2014 ($)	Fiscal 2013 ($)
Audit Fees (1)	2,781,525	2,908,826
Audit-Related Fees (2)	—	25,000
Tax Fees (3)	1,798,220	2,452,139
All Other Fees (4)	29,300	1,800
Total	4,609,045	5,387,765

(1)	Audit Fees consist of fees billed or expected to be billed for the audit of annual financial statements, review of quarterly financial statements and services normally provided in connection with statutory and regulatory filings or engagements, including services associated with SEC registration statements.
(2)	Audit-Related Fees consist of fees for the review of audit work papers.
(3)	Tax Fees consist of approximately $611,707 in fees for tax compliance work and $1,186,513 in fees for tax planning work in 2014 and $874,639 in fees for tax compliance work and $1,577,500 in fees for tax planning work in 2013.
(4)	All Other Fees consist of annual software license fees and, for 2014, consulting fees.
Audit and Non-Audit Services Pre-Approval Policy
Under the Audit and Non‑Audit Services Pre‑Approval Policy, the Audit Committee must pre‑approve all audit and non‑audit services provided by the independent registered public accounting firm. The policy, as described below, sets forth the procedures and conditions for such pre‑approval of services to be performed by the independent registered public accounting firm. Under the policy, proposed services may be either pre‑approved categorically within specified budgets ("general pre‑approval") or specifically pre‑approved on a case‑by‑case basis ("specific pre‑approval"). In approving any services by the independent registered public accounting firm, the Audit Committee will consider whether the performance of any such service would impair the independent registered public accounting firm's independence.

The Audit Committee must specifically pre‑approve the terms and fees of each annual audit services engagement. All other Audit, Audit‑related, Tax, and All Other Services (each defined in the policy) may be generally pre‑approved pursuant to projected categorical budgets. The Audit services subject to general pre‑approval include such services as statutory audits or financial audits for subsidiaries or affiliates and services associated with SEC registration statements, periodic reports, and other documents filed with the SEC or other documents issued in connection with securities offerings. Audit‑related services are assurance and related services that are reasonably related to the performance of the audit or review of our financial statements or that are traditionally performed by the independent registered public accounting firm. Tax services include tax compliance, tax planning, and tax advice. All Other Services are those routine and recurring services that the Audit Committee believes will not impair the independence of our registered public accounting firm. The Securities and Exchange Commission prohibits our independent registered public accounting firm from performing certain non‑audit services, and under no circumstances will the Audit Committee approve such services.
The Audit Committee will review the generally pre‑approved services from time to time, at least annually. Any changes to budgeted amounts or proposed services will require specific pre‑approval by the Audit Committee.
In 2014, all of the services provided by PricewaterhouseCoopers LLP were approved by the Audit Committee in accordance with the Audit and Non‑Audit Services Pre‑Approval Policy.
THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2015.

STOCK OWNERSHIP INFORMATION
Security Ownership of Certain Beneficial Owners and Management
The following table sets forth certain information regarding the beneficial ownership of our Class A Common Stock as of March 15, 2015, by (i) each person (or group of affiliated persons) who is known by us to own beneficially more than 5% of the outstanding shares of the Class A Common Stock, (ii) each of our directors and director nominees, (iii) each of our executive officers whose name appears in the Summary Compensation Table, and (iv) all of our executive officers and directors as a group. The business address of the 5% stockholders is indicated in the footnotes to the table. Unless otherwise indicated in the footnotes to the table, the stockholders listed have direct beneficial ownership and sole voting and investment power with respect to the shares beneficially owned. For each individual and group included in the table below, percentage ownership is calculated by dividing the number of shares beneficially owned by such person or group by the sum of the 59,003,976 shares of Class A Common Stock outstanding on March 15, 2015 plus the number of shares of Class A Common Stock that such person or group had the right to acquire within 60 days after March 15, 2015.
Directors, Executive Officers, 5% Stockholders	Number of Shares (1)	Percent of Class
M. Truman Hunt	813,915	1.4
Steven J. Lund (2)	608,676	1.0
Daniel R. Chard (3)	300,124	*
Joseph Y. Chang	252,209	*
Ritch N. Wood (4)	235,509	*
D. Matthew Dorny (5)	212,143	*
Andrew D. Lipman	122,553	*
Daniel W. Campbell (6)	92,000	*
Thomas R. Pisano	57,653	*
Nevin N. Andersen	49,153	*
Neil H. Offen	24,442	*
Patricia A. Negrón	17,692	*
Edwina D. Woodbury	0	*
All directors and executive officers as a group (13 persons)	2,995,621	4.9
Capital World Investors (7)	4,864,200	8.2
Royce & Associates, LLC (8)	4,625,013	7.8
Vulcan Value Partners, LLC (9)	4,619,975	7.8
The Vanguard Group, Inc. (10)	3,699,687	6.3

*	Less than 1%
(1)	Includes shares that the above individuals have the right to acquire within 60 days as follows: Mr. Hunt – 512,500; Mr. Lund – 50,000; Mr. Chard – 252,013; Mr. Chang – 144,826; Mr. Wood – 192,013; Mr. Dorny – 167,938; Mr. Lipman – 71,100; Mr. Campbell – 41,000; Mr. Pisano – 21,000; Mr. Andersen – 41,100; Mr. Offen – 21,000; Ms. Negrón – 11,000; Ms. Woodbury – 0; and all directors and executive officers as a group – 1,657,678.
(2)	Includes 546,686 shares held by a family limited liability company. Mr. and Mrs. Lund are co-managers of the limited liability company and share voting and investment power with respect to all shares held by the limited liability company. Also includes 7,221 shares of Class A Common Stock held indirectly by Mr. Lund as co‑trustee with respect to which he has shared voting and investment power.
(3)	Includes 33,270 shares that Mr. Chard jointly owns with his spouse.
(4)	Includes 2,000 shares that Mr. Wood jointly owns with family members.
(5)	Includes 30,689 shares that are held in a revocable trust for which Mr. and Mrs. Dorny act as co-trustees and share voting and investment power.

(6)	Includes 51,000 shares that Mr. Campbell jointly owns with his spouse.
(7)	The information regarding the number of shares beneficially owned or deemed to be beneficially owned by Capital World Investors was taken from a Schedule 13G filed by that entity with the Securities and Exchange Commission on February 13, 2015. The address of Capital World Investors is 333 South Hope Street, Los Angeles, CA 90071.
(8)	The information regarding the number of shares beneficially owned or deemed to be beneficially owned by Royce & Associates, LLC was taken from a Schedule 13G/A filed by that entity with the Securities and Exchange Commission on January 15, 2015. The address of Royce & Associates, LLC is 745 Fifth Avenue, New York, NY 10151.
(9)	The information regarding the number of shares beneficially owned or deemed to be beneficially owned by Vulcan Value Partners, LLC was taken from a Schedule 13G filed by that entity with the Securities and Exchange Commission on February 17, 2015. The address of Vulcan Value Partners, LLC is Three Protective Center, 2801 Highway 280 South, Suite 300, Birmingham, AL 35223.
(10)	The information regarding the number of shares beneficially owned or deemed to be beneficially owned by The Vanguard Group was taken from a Schedule 13G/A filed by that entity with the Securities and Exchange Commission on February 10, 2015. According to the Schedule 13G/A, The Vanguard Group has sole voting power for 40,029 shares, sole dispositive power for 3,665,158 shares, and shared dispositive power for 34,529 shares. The address of The Vanguard Group, Inc. is 100 Vanguard Blvd, Malvern, PA 19355.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers and persons who beneficially own more than 10% of our Class A Common Stock ("Reporting Persons") to file reports with the Securities and Exchange Commission regarding their ownership of our Class A Common Stock and changes in that ownership. As a practical matter, the company assists its directors and executive officers by monitoring transactions and completing and filing Section 16(a) reports on their behalf. Based solely on a review of the reports filed for 2014 and on written representations from our directors and executive officers, we believe that all required reports under Section 16(a) were filed on a timely basis.
STOCKHOLDER PROPOSALS FOR 2016 ANNUAL MEETING
In order for a stockholder proposal to be considered for inclusion in our proxy statement for our 2016 annual meeting, the written proposal must be received at our principal executive offices no later than the close of business on January 14, 2016. Proposals should be addressed to: Corporate Secretary, Nu Skin Enterprises, Inc., 75 West Center Street, Provo, Utah 84601. Such proposals also will need to comply with the requirements contained in our Bylaws and Securities and Exchange Commission regulations regarding the inclusion of stockholder proposals in company-sponsored proxy materials.
Our Bylaws require that any stockholder proposal that is not submitted for inclusion in our 2016 proxy statement under Securities and Exchange Commission regulations, but is instead sought to be presented directly at our 2016 annual meeting, must be received by the Corporate Secretary at the above address not less than 90 days prior to the one-year anniversary of the date on which we first mailed our proxy materials in connection with our 2015 annual meeting. Thus, since May 13, 2015 is specified as the date that this proxy statement is first sent or given to our stockholders, in order for any stockholder proposal submitted under these Bylaw provisions, including any director nomination, to be timely for our 2016 annual meeting, it must be received by us no later than February 13, 2016 (i.e., 90 days prior to May 13, 2016). However, if the date of our 2016 annual meeting is changed by more than 30 days from the one-year anniversary of our 2015 Annual Meeting, a stockholder's notice must be received by our Corporate Secretary at the above address not later than the close of business on the later of (a) the 90th day before the 2016 annual meeting or (b) the 10th day following the day on which public announcement of the date of such meeting is first made. In addition, if the number of directors to be elected is increased and there has been no public announcement naming all of the nominees for director or indicating the increase in the size of the Board at least 10 days before the last day a stockholder may deliver a notice of nomination in accordance with the preceding sentences, then with respect to nominees for any new positions created by such increase, the notice must be received by the Corporate Secretary at the above address no later than the close business on the 10th day following the day on which public announcement is first made by us. In addition, all notices must meet all information and other requirements contained in our Bylaws.

A stockholder may contact our Corporate Secretary at our headquarters for a copy of the relevant Bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.
HOUSEHOLDING
We may deliver a single notice of internet availability or set of proxy materials to an address shared by two or more of our stockholders. This delivery method, referred to as "householding," can result in significant cost savings for us. To take advantage of this opportunity, the company and banks and brokerage firms that hold your shares have delivered only one notice of internet availability or set of proxy materials to multiple stockholders who share an address unless one or more of the stockholders has provided contrary instructions. The company will deliver promptly, upon written or oral request, a separate copy of the notice of internet availability or set of proxy materials to a stockholder at a shared address to which a single copy of the documents was delivered. A stockholder who wishes to receive a separate notice of internet availability or set of proxy materials, now or in the future, may obtain one, without charge, by addressing a request to Investor Relations, Nu Skin Enterprises, Inc., 75 West Center Street, Provo, Utah 84601 or by calling (801) 345-1000. Stockholders of record sharing an address who are receiving multiple copies of these materials and wish to receive a single copy of such materials in the future should submit their request by contacting us in the same manner. If you are the beneficial owner, but not the record holder, of the company's shares and wish to receive only one copy of the notice of internet availability or set of proxy materials in the future, you will need to contact your broker, bank or other nominee to request that only a single copy of each document be mailed to all stockholders at the shared address in the future.
OTHER MATTERS
As of the date of this Proxy Statement, the Board of Directors knows of no other matters to be brought before the Annual Meeting. If you return your signed and completed proxy card or vote by telephone or on the internet and other matters are properly brought before the Annual Meeting or any adjournment or postponement thereof, the persons named in the enclosed proxy will have discretionary authority to vote for you on such matters in accordance with their best judgment, acting together or separately.

A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, as filed with the Securities and Exchange Commission, without exhibits, may be obtained by stockholders without charge by written request to Investor Relations, Nu Skin Enterprises, Inc., 75 West Center Street, Provo, Utah 84601. A copy of the Annual Report on Form 10-K is also available on our website, nuskinenterprises.com. Exhibits will be provided upon written request and payment of an appropriate processing fee.
By Order of the Board of Directors,

STEVEN J. LUND
Chairman of the Board
Provo, Utah, May 13, 2015

APPENDIX A
FORM OF PROXY

NU SKIN ENTERPRISES, INC.
75 WEST CENTER STREET
PROVO, UTAH 84601
ATTN: SCOTT POND

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M91216-P65158

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

NU SKIN ENTERPRISES, INC.

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Nominees:	**For**	**Against**	**Abstain**
1a. Nevin N. Andersen	☐	☐	☐
1b. Daniel W. Campbell	☐	☐	☐
1c. M. Truman Hunt	☐	☐	☐
1d. Andrew D. Lipman	☐	☐	☐
1e. Steven J. Lund	☐	☐	☐
1f. Neil H. Offen	☐	☐	☐
1g. Thomas R. Pisano	☐	☐	☐
1h. Edwina D. Woodbury	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 3.	**For**	**Against**	**Abstain**
2. Advisory vote to approve the Company's executive compensation.	☐	☐	☐
3. Ratification of the selection of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for 2015.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

Please indicate if you plan to attend this meeting. ☐ Yes ☐ No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners must each sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized person, giving full title as such.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

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Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M91217-P65158

NU SKIN ENTERPRISES, INC.
Annual Meeting of Stockholders
June 23, 2015 8:00 a.m. (MDT)
This proxy is solicited by the Board of Directors

The undersigned hereby appoints M. Truman Hunt and Ritch N. Wood as proxies with full power of substitution and hereby authorizes either of them to act and to vote, as designated, all shares of Class A Common Stock of Nu Skin Enterprises, Inc. (the "Company") the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the Company's corporate offices, 75 West Center Street, Provo, Utah, on June 23, 2015 at 8:00 a.m., Mountain Daylight Time, and at any adjournments or postponements thereof, upon all matters referred to on this proxy card and described in the accompanying Proxy Statement, and, at the proxies' discretion, upon any other matters which may properly come before the meeting.

Shares represented by all properly executed proxies will be voted in accordance with the instructions appearing on this proxy card and in the discretion of the proxy holders as to any other matters that may be properly brought before the meeting. In the absence of specific instructions, proxies will be voted "FOR" all nominees listed in Proposal 1, "FOR" Proposal 2 and "FOR" Proposal 3.

Address Changes/Comments:____

____

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

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